                                                                   EXHIBIT 10.11

                                LEASE AGREEMENT

                                By and Between

                               WALTHAM 60/10 LLC

                                   Landlord

                                      And

                          RENAISSANCE WORLDWIDE, INC.

                                    Tenant



                              as of June 30, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
ARTICLE 1 DEFINITIONS AND EXHIBITS
   Section 1.1     Definitions..............................................  1
   Section 1.2     Exhibits.................................................  8

ARTICLE 2 DEMISE AND TERM
   Section 2.1     Premises.................................................  8
   Section 2.2     Term.....................................................  8
   Section 2.3     Extension Option.........................................  8
   Section 2.4     Right of First Offer to Purchase......................... 11

ARTICLE 3 CONSTRUCTION; DELIVERY AND ACCEPTANCE OF PREMISES
   Section 3.1     Landlord's Construction Obligations...................... 14
   Section 3.2     Delivery................................................. 14
   Section 3.3     Operating Costs After Tender of Possession but Prior
                   to Rent Commencement Date................................ 17
   Section 3.4     Punch Lists.............................................. 17
   Section 3.5     Representatives.......................................... 17
   Section 3.6     Base Building Plans...................................... 18
   Section 3.7     Base Building Construction............................... 18
   Section 3.8     Change Orders............................................ 18
   Section 3.9     No Interference with Landlord's Work..................... 19
   Section 3.10    Adjustments Upon Completion.............................. 19

ARTICLE 4 RENT
   Section 4.1     Base Rent................................................ 20
   Section 4.2     Operating Costs.......................................... 20
   Section 4.3     Allocation of Taxes...................................... 23
   Section 4.4     Parking Facility......................................... 24
   Section 4.5     Right to Audit........................................... 25

ARTICLE 5 MAINTENANCE AND SERVICES
   Section 5.1     Services Provided by Landlord............................ 25
   Section 5.2     Tenant's Maintenance Responsibilities.................... 27
   Section 5.3     Inspection............................................... 27
   Section 5.4     Utilities................................................ 27
   Section 5.5     Interruption of Services................................. 28

ARTICLE 6 ALTERATIONS AND IMPROVEMENTS
   Section 6.1     Procedures for Tenant's Improvements..................... 28
   Section 6.2     Freedom From Liens....................................... 29
   Section 6.3     Alterations are Part of the Premises..................... 29

ARTICLE 7 INSURANCE
   Section 7.1     Landlord's Insurance..................................... 30
   Section 7.2     Tenant's Insurance....................................... 31
   Section 7.3     General Insurance Requirements........................... 32
   Section 7.4     Waivers.................................................. 32
   Section 7.5     Landlord's Indemnification............................... 33
   Section 7.6     Tenant's Indemnification................................. 33

ARTICLE 8 CERTAIN RIGHTS RESERVED BY LANDLORD
   Section 8.1     Rights Reserved by Landlord.............................. 33
   Section 8.2     Emergency Entry.......................................... 34
   Section 8.3     Exhibition of Premises................................... 34

ARTICLE 9 ASSIGNMENT AND SUBLETTING
   Section 9.1     Assignment and Subletting................................ 34
   Section 9.2     Massachusetts General Sublease........................... 37

ARTICLE 10 DAMAGE BY FIRE OR OTHER CASUALTY
   Section 10.1    Termination Options...................................... 38
   Section 10.2    Repair Obligations....................................... 38
   Section 10.3    Rent Abatement........................................... 39

ARTICLE 11 EMINENT DOMAIN
   Section 11.1    Termination.............................................. 39
   Section 11.2    Award; Restoration....................................... 39

ARTICLE 12 SURRENDER OF PREMISES
   Section 12.1    Surrender of Possession.................................. 40
   Section 12.2    Holding Over............................................. 40

ARTICLE 13  QUIET ENJOYMENT
   Section 13.1    Quiet Enjoyment .........................................  40

ARTICLE 14  DEFAULT AND REMEDIES
   Section 14.1    Events of Default........................................  40
   Section 14.2    Remedies.................................................  41
   Section 14.3    Landlord's Default.......................................  43
   Section 14.4    Legal Costs..............................................  44

ARTICLE 15  SUBORDINATION
   Section 15.1    Mortgages................................................  45
   Section 15.2    Attornment...............................................  45
   Section 15.3    Tenant's Notice of Default...............................  45
   Section 15.4    Estoppel Certificates....................................  45

ARTICLE 16  USE AND COMPLIANCE
   Section 16.1    Permitted Use............................................  47
   Section 16.2    Compliance with Laws and Recorded Covenants..............  47
   Section 16.3    Landlord's Covenants.....................................  47
   Section 16.4    Tenant's Covenants.......................................  48

ARTICLE 17  CAFETERIA
   Section 17.1    Cafeteria................................................  49

ARTICLE 18  FITNESS SPACE
   Section 18.1    Fitness Space............................................  50

ARTICLE 19  TENANT'S SIGNAGE

ARTICLE 20 ARBITRATION
   Section 20.1    Arbitration..............................................  52

ARTICLE 21  MISCELLANEOUS
   Section 21.1    Personal Property Taxes..................................  53
   Section 21.2    Notices..................................................  53
   Section 21.3    Interpretation...........................................  54
   Section 21.4    Successors and Assigns...................................  54

   Section 21.5    Captions.................................................  54
   Section 21.6    Amendments...............................................  54
   Section 21.7    Survival.................................................  54
   Section 21.8    Severability.............................................  55
   Section 21.9    Brokerage................................................  55
   Section 21.10   Record Memorandum of Lease...............................  55

   EXHIBITS

   Exhibit A      Legal Description
   Exhibit B      Preliminary Plans
   Exhibit C      Work Letter
   Exhibit D      Janitorial Standards
   Exhibit E      Existing Encumbrances
   Exhibit F      MGP Sublease Requirements

                                LEASE AGREEMENT
                                ---------------


     THIS LEASE AGREEMENT (the "Lease") is made as of the 30/th/ day of June, 1998, by and between WALTHAM 60/10 LLC, a Minnesota limited liability company ("Landlord") and RENAISSANCE WORLDWIDE, INC., a Massachusetts corporation ("Tenant").

                                   RECITALS:

     WHEREAS, Landlord and Tenant desire to memorialize their agreement concerning the leasing by Tenant from Landlord approximately 200,000 rentable square feet in a building to be constructed by Landlord.

     NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                           DEFINITIONS AND EXHIBITS

     Section 1.1 Definitions. In this Lease, the following defined terms have the meanings set forth for them below or in the section of this Lease indicated below:

          "ADA" means the Americans with Disabilities Act, as amended from time to time.

          "Additional Rent" means all amounts required to be paid by Tenant under this Lease in addition to Base Rent including, without limitation, Operating Expenses and Taxes.

          "Affiliate" means, with respect to any party, any entities or individuals that control, are controlled by or are under common control with such party, together with its and their respective partners, venturers, directors, officers, shareholders, trustees, trustors, beneficiaries, agents, employees and spouses.

          "Arbitration" has the meaning set forth in Article 20.

          "Base Building" means those portions of the Building and the associated site improvements on the Land (such as driveways, parking areas, landscaping and exterior lighting) that are specified on the Preliminary Plans, as the same may be modified by, or more particularly specified on the Base Building Plans in accordance with this Lease.

          "Base Building Plans" means Base Building Construction Documents delivered to Tenant on June 22, 1998 for the Base Building.

          "Base Rent" means the Rent payable according to Section 4.1 based on a rate per square foot of Rentable Area of the Premises applicable during each Lease Year of the Term as follows:

                                      Rate of Base Rent Per Square
               Lease Year(s)          Foot of Rentable Area Per Year
               -------------          ------------------------------

                  1-5                            $21.00
                  6-10                           $23.00

          "Building" means the building to be known as and numbered 52 Second Avenue, which building is to be constructed by Landlord for Tenant upon the Land according to Article 3, and to initially contain approximately 200,000 square feet of Rentable Area, subject to measurement pursuant to Section 3.10, including the Parking Facility.

          "Cafeteria Space" has the meaning set forth in Section 17.1.

          "Change Order" has the meaning set forth in Section 3.8.

          "Commencement Date" means the date Landlord tenders possession of the Premises to Tenant with the Landlord's Work Substantially Completed pursuant to Section 3.2.(b).

          "Common Area" has the meaning set forth in Section 5.1.

          "Environmental Laws" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response,
                            -- ---
     Compensation and Liability Act, U.S.C. Section 9601 et seq.  (including the
                                                         -- ---
     so-called "Superfund" amendments thereto), any other applicable Laws governing or pertaining to any hazardous substances, hazardous wastes, chemicals or other materials, including, without limitation, asbestos, polychlorinated biphenyls, radon, petroleum and any derivative thereof or any common law theory based on nuisance or strict liability.

          "Event of Default" has the meaning set forth in Section 14.1.

          "Existing Encumbrances" has the meaning set forth in Section 16.2.

          "Expiration Date" means (i) if the Commencement Date is the first day of a month, the end of the 123/rd/ full calendar month following the Commencement Date; or (ii) if the Commencement Date is not the first day of a month, the end of the 123/rd/ full calendar month following the calendar month in which the Commencement Date occurs.

          "Extension Option" has the meaning set forth in Section 2.3.

          "Extension Term" has the meaning set forth in Section 2.3.

          "Fitness Space" has the meaning set forth in Section 18.1.

          "40 Second Avenue" means the existing building known as and numbered 40 Second Avenue, Waltham, Massachusetts and any alterations and replacements thereto.

          "Ground Lease" means that Ground Lease to be entered into between Landlord, as landlord, and Waltham 40 LLC, as tenant, pursuant to Section 16.2, pursuant to which the ground lease premises will be the parcel of land which is the site for 40 Second Avenue, as more particularly described on Exhibit A-2 attached hereto.
        -----------

          "Hazardous Substances" has the meaning set forth in Section 16.4.

          "Holidays" means New Year's Day, Memorial Day, July 4/th/, Labor Day, Thanksgiving, and Christmas.

          "Improvements" means the Base Building, the Leasehold Improvements, the Parking Facility and any other structures, pavement, landscaping, lighting fixtures or other improvements now or later constructed or installed upon the Land.

          "Interest Rate" means the Prime Rate plus 4% per annum, but if such rate exceeds the maximum interest rate permitted by Law, such rate will be reduced to the highest rate allowed by Law under the circumstances.

          "Land" means the real property which is to consist of the site on which the Building is to be located, as described on Exhibit A-1 and the
                                                          -----------
     ground lease parcel as described on Exhibit A-2.
                                         -----------

          "Landlord" means Waltham 60/10 LLC, a Minnesota limited liability company.

          "Landlord's Notice Address" means:

               Waltham 60/10 LLC
               c/o Eagle Ridge Partners
               165 South Union Boulevard
               Lakewood, CO 80228
               Attention: Douglas McCormick

               with a copy to:

               Waltham 60/10 LLC
               The Colonnade
               Suite 960
               5500 Wayzata Boulevard
               Golden Valley, MN 55410
               Attention: William K. Hoeg

               And to:

               The Beal Companies
               177 Milk Street
               Boston, Massachusetts 02109-3410
               Attention: Michael Manzo

          "Landlord's Rent Address" means:

               Waltham 60/10 LLC
               c/o Eagle Ridge Partners
               165 South Union Boulevard
               Lakewood, CO 80228
               Attention: Douglas McCormick

          "Landlord's Representative" means Peter B. Nichols or William S. Byrney, provided that any Change Order which increases the cost of the Landlord's Work by $25,000 or more shall also require the written approval of William Hoeg or John Scholz, or such other person as may from time to time be designated by William Hoeg or Landlord by notice to Tenant.

          "Landlord's Work" means the construction and installation of the Base Building and the Leasehold Improvements.

          "Laws" means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction.

          "Leasehold Improvements" has the meaning set forth in Paragraph 3 of the Work Letter.

          "Leasehold Improvements Allowance" has the meaning set forth in Paragraph 8(a) of the Work Letter.

          "Leasehold Improvements Design Documents" has the meaning set forth in Paragraph 4 of the Work Letter.

          "Leasehold Improvements Plans" has the meaning set forth in Paragraph 5 of the Work Letter.

          "Lease Year" means each successive period of 12 calendar months during the Term ending on the same day and month (but not year, except in the case of the last Lease Year) as the day and month on which the Expiration Date will occur, provided the first Lease Year shall commence on the earlier of the Commencement Date or the Rent Commencement Date and shall end on the same day and month at least one full year later than the earlier of the Commencement Date or the Rent Commencement Date as the day and month on which the Expiration Date will occur.

          "Operating Costs" has the meaning set forth in Section 4.2.

          "Parking Facility" means the portion of the Building which is to contain approximately 890 parking spaces.

          "Permitted Activities" has the meaning set forth in Section 16.4.

          "Permitted Delays" means delays in the time by which Landlord shall be required to perform certain acts under this Lease to the extent that the performance of such act or acts shall be delayed by acts of God, fire, earthquake, windstorm, flood, explosion, collapse of structures, riot, civil commotion, war, strike, labor disputes, delays or restrictions by governmental bodies, Laws, inability to obtain or use necessary labor or materials, failure or disruption of utility services, Tenant's Delay or any other cause beyond the reasonable control of Landlord.

          "Preliminary Plans" means the plans and specifications for the Base Building that are identified in Exhibit B.
                                     ---------

          "Premises" means the entirety of all square feet of Rentable Area within the Building except that portion of the Building that constitutes Parking Facility.

          "Prime Rate" means the prime or base rate of interest on corporate loans as published from time to time in the Midwest Edition of The Wall
                                                                    --------
     Street Journal, with any changes in such rate to be effective on the date
     --------------
     such change is published.

          "Projected Commencement Date" means June 30, 1999, as extended by Paragraph 4 of the Work Letter.

          "Punchlist" has the meaning set forth in the definition of "Substantially Completed".

          "Rent" means Base Rent and all Additional Rent.

          "Rent Commencement Date" means the date determined by (i) adding 91 days to the Commencement Date, less (ii) the lesser of the following number of days (a) the actual number of days by which the Landlord's Work was Substantially Completed after the Projected Commencement Date, or (b) the aggregate number of days of Tenant's Delay.

          "Rentable Area" means an area in square feet that has been calculated in accordance with the methods of measuring rentable area of a single tenant building as described in the Standard Method for Measuring Floor Area in Buildings, ANSI 265.1 - 1996, as promulgated by the Building Owners and Managers Association (BOMA) International.

          "Required Completion Date" has the meaning set forth in Section
     3.2(d).

          "Substantially Completed" means, with respect to Landlord's Work, that
     (a) all of Landlord's Work contemplated by Article 3 of this Lease and the Work Letter has been substantially completed and a certificate of occupancy (temporary or final) has been issued by the appropriate governmental authority permitting use of the Premises for the use permitted under this Lease (upon Tenant's request, Landlord will deliver to Tenant a copy of such certificate of occupancy); (b) the Premises are broom clean and free from debris; (c) the HVAC system, Building elevators, lobbies, stairways and corridors are substantially completed and operating; (d) Landlord has delivered to Tenant a certificate of completion from Landlord's architect certifying substantial completion of the work described in the Base Building Plans and the Leasehold Improvements Plans; (e) Landlord has delivered to Tenant a punchlist (the "Punchlist") indicating any work remaining to be completed or corrected in the Premises which work remaining to be completed or corrected in the Premises is of such a nature that it will not materially and adversely interfere with Tenant's use and occupancy of the Premises and the completion of such work will not materially or adversely affect Tenant's use or occupancy of the Premises; and (g) Landlord has satisfied (a) through (f) of this definition prior to the expiration of the 30 day period specified in the notice given by Landlord to Tenant pursuant to Section 3.2(c)(ii) and the date for such completion specified in such notice given by Landlord to Tenant pursuant to Section 3.2(c)(ii) has occurred.

          "Taxes" means, with respect to each tax fiscal year wholly or partially included in the Term, the following taxes which are due and payable in such tax fiscal year: all personal property taxes of Landlord relating to Landlord's personal property located in the Premises and used or useful in connection with operating and maintaining the Premises; real estate taxes and installments of general or special assessments, including interest thereon, relating to the Land and Building including any such taxes or any such assessments that are levied with respect to the Parking Facility that are allocated to the Building as provided in Section 4.3; all fees of attorneys, appraisers and other consultants incurred in connection with any efforts to appeal, abate, or reduce any such Taxes; all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever; and any other tax, however described, levied or assessed by the United States of America or the state in which the Premises are located or the City of Waltham, against Landlord or against all or any part of the Land and Building as a result of Landlord's ownership of the Land and Building or the rents therefrom. Taxes will not include any income tax, estate tax or inheritance tax of Landlord.

          "Tenant's Cost" means the total cost of preparing the Leasehold Improvements Plans, obtaining all necessary permits for, and constructing and installing, the Leasehold Improvements in the Base Building, and providing any required services during construction of the Leasehold Improvements (such as refuse removal), excluding electricity (which will be provided at Landlord's cost).

          "Tenant's Cost Proposal" has the meaning set forth in Paragraph 6 of the Work Letter.

          "Tenant's Delay" means the aggregate days of: (a) each day of delay by Tenant in any performance which is described herein or in the Work Letter as a Tenant's Delay, (b) each day of delay by reason of any Change Orders or changes in any drawings, plans or specifications requested by Tenant which is described in Section 3.8 as a Tenant's Delay; (c) each day of delay in Landlord's Work by reason of any failure by Tenant to review or approve promptly any item requiring Tenant's review or approval, which is not described herein or in the Work Letter as a Tenant's Delay; or (d) each day of delay in Landlord's Work by reason of any other act or omission of Tenant or Tenant's architects, engineers, contractors or subcontractors.

          "Tenant's Excess Cost" has the meaning set forth in Paragraph 8(b) of the Work Letter.

          "Tenant's Notice Address" means,

               Before the Premises is Substantially Completed:

               Renaissance Worldwide, Inc.
               189 Wells Avenue
               Newton, MA 02159
               Attention: General Counsel

               After the Premises is Substantially Completed:

               Tenant's address at the Premises

               In either event, with a copy to:

               Renaissance Worldwide, Inc.
               189 Wells Avenue
               Newton, MA 02159
               Attention: General Counsel

          "Tenant's Representative" means Duncan Andrews or such other person as may from time to time be designated by Mr. Andrews or by Tenant by notice to Landlord.

          "Term" means the duration of this Lease, which will be approximately 10 years and three (3) months beginning on the earlier of the Commencement Date or the Rent Commencement Date and ending on the Expiration Date, unless terminated earlier or extended further as provided in this Lease.

          "Work Letter" means Exhibit C to this Lease.
                              ---------

          "Work Schedule" has the meaning set forth in Paragraph 2 of the Work Letter.

      Section 1.2 Exhibits. The Exhibits listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits will control. The Exhibits to this Lease are:

          Exhibit A   -   Legal Description of the Land
          Exhibit B   -   Preliminary Plans and Specifications
                          for the Base Building
          Exhibit C   -   Work Letter
          Exhibit D   -   Janitorial Standards
          Exhibit E   -   Existing Encumbrances
          Exhibit F   -   MGP Lease Requirements

                                   ARTICLE 2
                                DEMISE AND TERM

      Section 2.1 Premises. Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby rents and takes the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, of the Existing Encumbrances and Future Encumbrances, as defined in
Section 16.2 hereof.   The rights of Tenant hereunder shall include non-
exclusive rights of access over and use of the Common Area.

      Section 2.2 Term. The Term of this Lease shall begin upon the earlier of the Commencement Date or the Rent Commencement Date and shall continue until the Expiration Date, unless sooner terminated or extended further as herein set forth.

      Section 2.3 Extension Option. Tenant shall have the option (the "Extension Option") to extend the Term of this Lease for one (1) period of five
(5) years (the "Extension Term") with respect to all, but not less than all, of the Premises, in accordance with the following provisions:

      (a) Such option shall be exercisable by written notice (an "Extension Notice") delivered to Landlord not earlier than twenty (20) months nor later than eighteen (18) months prior to the Expiration Date. If Tenant fails to deliver the Extension Notice in accordance with such time restriction, the Extension Option contemplated by this Section
          2.3 shall be deemed waived and of no further force and effect, time being of the essence. The rate of Base Rent payable by Tenant during the Extension Term upon the entirety of the Premises shall be an amount equal to ninety-five percent (95%) of the "Extension Market Rate" determined as of the date which is 18 months prior to the end of the Term.

     (b) For purposes hereof the phrase "Extension Market Rate" means the base rent at the per annum rate at which the entirety of the Premises, in its then "as-is" condition except for recarpeting and repainting to be provided by Landlord, would be leased to a single tenant on a basis which is net to the same extent as this Lease, by a willing landlord not compelled to lease and to a willing third-party tenant not compelled to lease (based on the obligations and rights of Landlord and Tenant under this Lease to the extent applicable during the Extension Period, the length of the Extension Term, and taking into account the amenities of the Building, that no commissions are payable by Landlord in connection with such extension). If Tenant properly and timely delivers the Extension Notice and does not deliver an Extension Retraction Notice, Landlord shall recarpet and repaint the Premises on or before the commencement of the Extension Term consistent with the standards of the initial Leasehold Improvements.

     (c) Landlord shall, within thirty (30) days after receipt of the Extension Notice, give Tenant written notice ("Landlord's Extension Rate Notice") of Landlord's determination of the Extension Market Rate. If Tenant does not agree with Landlord's determination of the Extension Market Rate, Tenant shall give Landlord written notice of that disagreement within fifteen (15) days of receipt of Landlord's Extension Rate Notice, stating the amount which Tenant believes the Extension Market Rate should be, and Landlord and Tenant shall endeavor in good faith to agree on the Extension Market Rate. If Tenant fails to give Landlord timely notice of such disagreement, Tenant shall be deemed to have accepted Landlord's determination of the Extension Market Rate. If Landlord and Tenant have not agreed as to the Extension Market Rate within thirty (30) days after Tenant's receipt of Landlord's Extension Rate Notice, either party may deliver to the other party a written demand (the "Valuation Demand") that the Extension Market Rate be determined by an expert, which demand shall include the names of at least three (3) reputable real estate experts who are members of the American Society of Real Estate Counselors or of a successor body hereafter constituted and exercising similar functions (referred to hereinafter as "ASREC" and who have no affiliation with either party and who have not less than 10 years of experience in appraising, managing or brokering office properties similar to the Premises in the greater Boston Metropolitan Area. The expert shall be chosen through the mutual agreement of Landlord and Tenant, which agreement shall be reached within twenty (20) days after the delivery of the Valuation Demand. Provided an agreement upon selection of the expert is so reached, the expert shall be directed to complete the determination of the Extension Market Rate within thirty
          (30) days of such expert's appointment. The expert's determination of the Extension Market Rate shall be binding upon the parties. In the event the parties are unable to agree upon the identity of an expert within twenty (20) days of the delivery of the Valuation Demand, each party shall, within twenty-five (25) days of the delivery of the Valuation Demand, appoint its own expert, subject to the above qualifications. Such appointment shall be confirmed in a writing identifying the expert delivered to the other party within said twenty-five (25) day period. If either of the parties fails to appoint an expert within said twenty-five (25) day period, then the one expert appointed shall be the sole expert and the provisions of this subsection (c) relating to more than one expert shall not apply. If each party appoints an expert, a third expert shall be jointly appointed by the first two experts. If the first two experts are unable to agree on a third expert within ten (10) days after the appointment of the second expert, then the highest ranking available officer of the

          Massachusetts chapter of the ASREC who is not affiliated with either party shall appoint the third expert. If none of the three determinations deviates from the mean of all three determinations by more than 10%, the mean of all three determinations shall be the Extension Market Rate. If one of the three determinations deviates from the mean of all three determinations by more than 10%, such determination shall be discarded and the Extension Market Rate shall be the mean of the other two. If two or all three of the determinations deviate from the mean of all three determinations by more than 10%, the Extension Market Rate shall be the median of the three determinations. The Extension Market Rate as determined in accordance with the provisions of this Section 2.3 shall be binding upon the parties. Except as set forth in Section 2.3(d), all necessary and reasonable costs and expenses of any valuations performed pursuant to this Section 2.3 shall be shared equally by Landlord and Tenant, and all agreements with experts appointed in accordance with this
          Section 2.3 shall provide that such experts shall complete their determinations within thirty (30) days of such appointment and provide prompt notice to Landlord and Tenant. To the extent that the Extension Option is effectively exercised, Landlord and Tenant shall execute and deliver an amendment to this Lease that is reasonable in form and that memorializes the occurrence and effect of such extension and such rate of Base Rent, which amendment shall be executed and delivered within ten (10) days following the determination of the Extension Market Rate.

     (d) Notwithstanding the foregoing, upon the determination of the Extension Market Rent in accordance with the foregoing provisions of this
          Section 2.3 for the Extension Option, Tenant shall have the right to retract its exercise of this option through the delivery of written notice to that effect to Landlord (the "Extension Retraction Notice"); provided, if the Extension Retraction Notice is not delivered to Landlord within thirty (30) days after the date of the determination of the Extension Market Rent and notice thereof to Landlord and Tenant, the right to retract the exercise of the option to extend the Lease for the Extension Term shall be deemed waived and of no further force and effect and the Lease shall be deemed extended for the Extension Term in accordance with the foregoing provisions of this
          Section 2.3. In the event of the timely delivery by Tenant to Landlord of an Extension Retraction Notice, the Lease shall expire as of the Expiration Date and Tenant shall, within thirty (30) days of the date of Landlord's delivery of an invoice therefor and as Additional Rent hereunder, reimburse Landlord for all costs reasonably incurred by Landlord in performing Landlord's obligations under this
          Section 2.3 and as a direct consequence of Tenant's delivery of the Exercise Notice including, without limitation, all fees incurred by Landlord in connection with the valuation required by Section 2.3(c)

     (e) Tenant shall have no further options to extend the term of this Lease beyond the expiration date of the Extension Term. Except for its obligation to repaint and recarpet the Premises as provided in Section 2.3(b), Landlord shall not be obligated to perform any leasehold improvement work in the Premises or give Tenant an allowance for any such work or for any other purposes for the Extension Term. Except for the rate of Base Rent and except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during the Extension Term.

     (f) Notwithstanding the foregoing, the Extension Option contemplated by this Section 2.3 shall, whether or not an Extension Notice has theretofore been delivered, automatically terminate and become null and void and of no further force and effect upon the earlier to occur of (i) the termination of this Lease, or (ii) the failure of Tenant to timely or properly exercise the Extension Option.

     (g) Notwithstanding the foregoing, in the event that, upon delivery of the Extension Notice or upon the commencement of the Extension Term, Tenant has sublet or assigned 50% or more of the Rentable Area of the Premises (not including in such calculation of the Rentable Area sublet or assigned the Rentable Area sublet or assigned to a transferee permitted by Section 9.1(d)), such Extension Notice shall be null and void.

     Section 2.4  Right of First Offer to Purchase.

     (a) In the event that, during the Term, Landlord desires to sell the Land, the Building and, at Landlord's option, Landlord's ground lessor's interest in 40 Second Avenue (such parcel which Landlord desires to sell being the "Offer Parcel"), to a party who is not a Landlord Party, Landlord shall first offer to sell the Offer Parcel to Tenant by delivering a written notice to Tenant (the "Offer Notice") setting forth in good faith all material business terms of an offer that Landlord would be willing to accept, including the gross purchase price which, subject to adjustments and prorations, will be payable in cash to Landlord. Tenant shall have twenty (20) days after the delivery of the Offer Notice, time being of the essence, in which to deliver to Landlord written notice of its acceptance of all of the terms designated in the Offer Notice (the "Notice of Acceptance"); provided, it shall be a condition precedent to the effectiveness of any Notice of Acceptance that it be accompanied by a deposit of earnest money in the amount set forth in the Offer Notice, but such earnest money shall not be in excess of five percent (5%) of the gross purchase price. Such earnest money shall be payable to and held in escrow by Landlord's counsel pursuant to the terms hereof.

     (b) If Tenant delivers the Notice of Acceptance in a timely manner, then the closing of the sale of the Offer Parcel by Landlord to Tenant will occur on the 30/th/ day after the delivery to Landlord of the Notice of Acceptance, or by mutual agreement on an earlier date. Such closing will occur at the offices of Landlord's attorneys in Boston, Massachusetts. At such closing, (i) Landlord will convey the Offer Parcel to Tenant or Tenant's designee by quit claim deed, free and clear of all monetary liens and encumbrances but subject to the Permitted Exceptions; (ii) Tenant will pay the purchase price to Landlord by wire transfer or in other immediately available funds, subject to a credit for Tenant's earnest money deposit and the adjustments and prorations described below; (iii) No proration of Taxes or Operating Expenses will occur since Tenant is responsible hereunder to pay Taxes and Operating Expenses as part of the Rent; (iv) Landlord will deliver a copy of the most current as-built survey in its possession; Tenant will pay for a Title Commitment for an ALTA extended coverage (i.e., with all standard printed exceptions deleted) title insurance
          -----
policy for Tenant in the amount of the purchase price, subject to the Permitted Exceptions and for all title insurance premiums payable in connection with the issuance of a title policy and any endorsements thereto desired by Tenant; (v) each party will pay its own closing costs in accordance with prevailing custom and practice in the Boston Massachusetts Metropolitan Area; (vi) Landlord shall pay any transfer tax due in connection with the transaction; and (vii) all other terms and conditions not specified in the Offer Notice herein shall be as handled in accordance with prevailing customs and procedures in the Boston Massachusetts Metropolitan Area. Promptly after Tenant delivers the Notice of Acceptance, Tenant will obtain and deliver to Landlord a Title Commitment committing to insure title to the Offer Parcel in Tenant in the amount of the purchase price. Tenant will have a period of 10 days after delivery of the Title Commitment in which to review the state of Landlord's title to the Premises, to negotiate with the title company concerning the deletion of any exceptions shown on the Title Commitment or to terminate its Notice of Acceptance. It will be Landlord's responsibility to obtain deletion of all exceptions other than Permitted Exceptions on or before closing, deletion of which is customary. As used herein, the "Permitted Exceptions" will mean taxes, all easements and other matters described on Exhibit E attached hereto, any matters shown by the as-built survey of the
---------
Offer Parcel which Landlord will deliver to Tenant, as provided above, liens or encumbrances which Tenant would be required to pay pursuant to this Lease, such as Taxes for periods subsequent to the Commencement Date and such additional matters which are Future Encumbrances as defined in Section 16.2 hereof. "Permitted Exceptions" will not include any standard printed exceptions which are customarily deleted or any monetary liens or encumbrances (other than any such liens or encumbrances which Tenant would be required to pay pursuant to this Lease, such as Taxes for periods subsequent to the Commencement Date). Landlord agrees that it may not encumber the Land or the Building in any manner not permitted by Section 16.2 hereof, other than mortgages and other such voluntary encumbrances and such other liens and encumbrances which will be discharged or satisfied of record at Closing of the purchase of the Offer Parcel by Tenant. If any dispute arises over the prevailing customs and practices in Boston, Massachusetts Metropolitan Area which are applicable to such purchase and sale and are not provided herein or in the Offer Notice, and the Landlord and Tenant are unable to agree on such issues by the closing date, such issues shall be submitted to Arbitration, but such Arbitration shall not delay closing and appropriate escrows will be established so that the positions of both parties are protected pending the outcome of such Arbitration.

      (c) If Tenant does not deliver the Notice of Acceptance or terminates such exercise as provided above, Tenant will, upon Landlord's request, execute a certificate or amendment to this Lease confirming that Tenant has no further rights under this Section 2.4 (except as provided in Section 2.4(d)). If Tenant delivers the Notice of Acceptance, does not terminate such exercise within such 10-day period as provided above and then fails to close its purchase of the Offer Parcel in accordance with the foregoing provisions, Landlord may either
(i) terminate Tenant's right to purchase the Offer Parcel pursuant to this
Section 2.3 and shall be entitled to retain the earnest money deposit as liquidated damages, it being understood and agreed that Landlord's damages in such event would be difficult to ascertain and that the earnest money deposit is a reasonable estimate of such damages, or (ii) may sue Tenant for specific
performance.   If Tenant delivers the Notice of Acceptance, does not terminate such exercise within such 10-day period and then Landlord fails to close its sale of the Offer Parcel in accordance with the foregoing provision, Tenant may sue Landlord for specific performance or damages.

     (d) If Tenant fails to deliver the Notice of Acceptance in a timely manner, the right of first offer contemplated by this Section shall be deemed terminated and of no further force and effect and Landlord may thereafter sell the Offer Parcel to any other party; provided, Landlord shall not thereafter enter into an agreement to sell the Offer Parcel to any other third party which is not a Landlord Party for a gross purchase price (which may be payable in whole or in part in cash or in interests in the purchaser) that is less than ninety-five percent (95%) of the gross purchase price identified in the Offer Notice without first delivering a new Offer Notice to Tenant containing such revised term. In the event Landlord does not enter into a purchase agreement to sell the Offer Parcel within 12 months after the expiration of the twenty (20) day period by which Tenant could have given a Notice of Acceptance, then Tenant's right of first offer shall be revived and Landlord shall again give Tenant a right of first offer, as provided in this Section 2.4, in connection with any subsequent sale of the Offer Parcel.

     (e)  Notwithstanding the foregoing,

          (i) the right of first offer contemplated by this Section, shall not be applicable with respect to:

                (A) any sale of the Premises for which a binding purchase
                    agreement is executed by Landlord prior to the Commencement Date;

                (B) any transfer in the nature of the grant of a mortgage or other encumbrance to secure indebtedness of Landlord;

                (C) any transfer of the Premises to a Landlord Party; or

                (D) any transfer of the Premises to the purchaser at a
                    foreclosure sale or to the grantee named in a deed in lieu of foreclosure;

                provided, however, that this right of first offer will survive any such transfer or transfers pursuant to (A), (B), (C) and (D) above, and shall be binding upon the transferee, including any such Landlord Party, such purchaser at a foreclosure sale or such grantee of a deed in lieu of foreclosure;

          (ii) the right of first offer contemplated by this Section shall be deemed terminated upon the earliest to occur of the following:

               (A) the termination of Tenant's right to possession of the Premises;

               (B) the assignment or subletting of an aggregate of more than 50% of the total number of square feet of Rentable Area of the Premises, not including in such calculation of the Rentable Area sublet or assigned the Rentable Area of the Premises sublet or assigned to a transferee permitted by
                    Section 9.1(d), or

                (C)  the expiration or earlier termination of the Lease; and

          (iii) This right of first offer and any right to purchase the Premises resulting therefrom is personal to Tenant and may not be assigned to and shall not benefit any person or entity including, without limitation, any sublessee or assignee of any part of the Premise, other than a transferee permitted by
                Section 9.1(d).

      (f) For the purposes of this Section 2.4, a person or entity is a "Landlord Party" if (i) Landlord or one or more of the beneficial owners of Landlord owns at least a 25% interest in such person or entity, whether directly or indirectly, (ii) such person or entity holds a beneficial interest in Landlord, or (iii) any person or entity at least 25% of the beneficial interest of which are held by a person or entity which holds a beneficial interest in Landlord.

      (g) Prior to transferring the Premises to a Landlord Party, Landlord shall deliver prior written notice to Tenant of such proposed transfer, together with evidence of the proposed transferee's status as a Landlord Party and the transferee's acknowledgment that it will be bound by this right of first offer. If Tenant fails to object to any such proposed transferee as being a Landlord Party within 10 days after receipt of said notice and evidence, Tenant shall have no further right to object to such transfer.

                                   ARTICLE 3
               CONSTRUCTION; DELIVERY AND ACCEPTANCE OF PREMISES


      Section 3.1 Landlord's Construction Obligations. Subject to and in accordance with the provisions of this Article 3 and the Work Letter, Landlord will (i) at Landlord's sole cost and expense, design, construct and install the Base Building on the Land; and (ii) at Landlord's cost up to the amount of the Leasehold Improvements Allowance and otherwise at Tenant's sole cost and expense, design, construct and install the Leasehold Improvements.

      Section 3.2   Delivery.

      (a) Early Possession.  Prior to Landlord's Work being Substantially
          ----------------
          Completed Landlord shall allow Tenant to enter the Premises to commence fixturing, provided (i) such fixturing will not, in Landlord's reasonable determination, interfere with or interrupt the efficient and timely performance of the remaining Landlord's Work; and
          (ii) Tenant shall have given Landlord evidence of Tenant's insurance as required by Section 7.2.

      (b) Tender of Possession Upon Substantial Completion.  At such time as the
          ------------------------------------------------
          Landlord's Work is Substantially Completed, Landlord shall tender possession to Tenant of the Premises, even if there may then be portions of the Landlord's Work that are not completed so long as such incomplete work or the completion thereof does not affect

          Tenant's ability to commence or complete fixturing the Premises or materially and adversely interfere with Tenant's use and occupancy of the Premises.

      (c) Notice of Anticipated Substantial Completion.  For the convenience of
          --------------------------------------------
          Tenant, Landlord shall,

          (i) make reasonable efforts to deliver 90 days' advance notice to Tenant of the date on which Landlord anticipates that the Landlord's Work will be Substantially Completed; provided, however, that:

                 (1) Landlord's failure to deliver such notice shall not constitute a default under this Lease and Landlord shall in no way be liable for failing to give such 90-day notice;

                 (2) the delivery of such 90-day notice shall not be a condition to Landlord's having Substantially Completed the Landlord's Work; and

                 (3) Landlord shall not be bound by its estimate of the date on which the Landlord's Work will be Substantially Completed; and

          (ii) deliver 30 days' advance notice to Tenant of the date on which Landlord anticipates that Landlord's Work will be Substantially Completed; provided however, that:

                 (1) Landlord may retract any such notice given to Tenant and give a revised notice of such date, which revised notice shall start a new 30 day period prior to the anticipated date on which Landlord's Work will be Substantially Completed; and

                 (2) Landlord's failure to deliver such notice shall not constitute a default under this Lease and Landlord shall not be liable for failing to give such 30-day notice; however, Landlord's Work will not be Substantially Completed unless the conditions in subsection (a) through
                       (f) of the definition of Substantially Completed are satisfied prior to the expiration of such 30-day period and the date for such completion specified in such 30-day notice has occurred.

     (d)  Effect of Delays.  Landlord shall use reasonable efforts to deliver
          ----------------
          possession of the entirety of the Premises with the Landlord's Work Substantially Completed on or before the Projected Commencement Date, subject to Permitted Delays. It is acknowledged that time is of the essence of the completion of the Landlord's Work and that Tenant will suffer financial loss if the Landlord's Work is not Substantially Completed by August 31, 1999 (the "Required Completion Date"). The parties also recognize that delay, expense and difficulty would be involved in proving in a legal or arbitration proceeding the actual loss suffered by Tenant if Landlord's Work is not Substantially Completed by the Required Completion Date. Accordingly, in the event Landlord's Work is not Substantially Completed on or before the Required Completion Date, subject to Permitted Delays, Landlord and Tenant agree that the following is a reasonable approximation of the damages that Tenant would incur and Tenant shall be entitled, as liquidated damages for such delay and not as a penalty, to the following:

          (i) In the event that the Landlord's Work is Substantially Completed in the period between the Required Completion Date, as extended by Permitted Delays, and February 29, 2000, which date shall be extended only by Tenant's Delay, Tenant shall be entitled to a credit (the "Delay Credit") in an amount equal to the greater of
                (i) the amount which Landlord actually collects from its contractor for failing to have Substantially Completed the Landlord's Work on or before the Required Completion Date, as extended by Permitted Delays, after recovery of Landlord's costs and expenses incurred in connection with such collection, or
                (ii) $1,500 multiplied by the number of days that elapse between the day following the Required Completion Date, as extended by Permitted Delays, and the date the Landlord's Work is Substantially Completed. Landlord shall make reasonable efforts to include in the construction contract for Landlord's Work a payment to Landlord equal to the product of $4,000, multiplied by the number of days that elapse between the day following the Required Completion Date, as extended by Permitted Delays, and the date the Landlord's Work is Substantially Completed, or as close thereto as is reasonably possible. In the event the Landlord's Work is not Substantially Completed on or before the Required Completion Date, as extended by Permitted Delays, Landlord shall use its reasonable efforts to enforce such penalty provision in the construction contract for the benefit of Tenant. Any Delay Credit shall be applied as a credit against the sum of Rent due in each month during the Term until the Delay Credit is fully credited; or

          (ii) In the event that the Landlord's Work has not been Substantially Completed by January 31, 2000 (the "Incompletion Termination Date"), Tenant shall have the option to terminate this Lease by the delivery of written notice to that effect (the "Incompletion Termination Notice") to Landlord within thirty (30) days after the Incompletion Termination Date. In the event of the timely delivery of an Incompletion Termination Notice, this Lease shall be deemed terminated and of no further force and effect if Landlord's Work is not Substantially Completed within a period equal to the sum of (a) thirty (30) days after receipt of such notice by Landlord and (b) the aggregate number of days of Tenant's Delay. In the event of such termination, the parties shall cooperate in the execution of a written instrument that is reasonable in form and that memorializes such termination and Landlord shall, within thirty (30) days after such termination, pay to Tenant the aggregate principal amount of the Delay Credit that has accrued to the date of termination and Landlord and Tenant shall be discharged from all further obligations hereunder.

     Section 3.3 Operating Costs After Tender of Possession but Prior to Rent Commencement Date. Notwithstanding anything in Section 4.2 to the contrary, but subject to Section 4.1, for the period starting on the date Landlord first tenders possession of all of the Premises to Tenant pursuant to Section 3.2 and ending on the Rent Commencement Date, Tenant shall pay the Operating Costs, regardless of whether Tenant is in possession or occupancy of the entire Premises during all or any portion of such period, but such amount shall be reduced in accordance with the following schedule:

             Period
       (days prior to Rent          Percentage of Operating
        Commencement Date)          Costs Payable by Tenant
        ------------------          -----------------------

          90-61 days                                0%
          60-31 days                               33 1/3%
          30-0 days                                66 2/3%

      Section 3.4 Punch Lists. Tenant's taking possession of the Premises will be conclusive evidence that such Premises was in good order and satisfactorily condition, and that all of Landlord's Work in or to the Premises was satisfactorily completed when Tenant took possession, except as to any latent defects or uncompleted items identified on (i) a punch list prepared and signed by Landlord's Representative and Tenant's Representative after an inspection of the Premises by both such parties made within five business days after Landlord tenders possession of the Premises to Tenant, or (ii) a punch list which Landlord will cause its architect to prepare on or before the same date, and except as to any latent defects in Landlord's Work of which Tenant notifies Landlord within one year after the Commencement Date. Landlord will commence the completion or correction of any matters set forth on such punch lists within 10 days after such lists are received by Landlord, will complete all items within 30 days after such lists are prepared, except for any of such items which, due to reasons beyond Landlord's control, cannot be completed within such time and, as to such delayed items, Landlord will thereafter diligently pursue completion. Landlord will not be responsible for any items of damage caused by Tenant, its agents, independent contractors or suppliers. No promises to construct, alter, remodel or improve the Premises, and no representations concerning the condition of the Premises, have been made by Landlord to Tenant other than as may be expressly stated in this Lease. Any dispute between Landlord and Tenant as to which items should be included on such punch lists, or which items on such punch lists have been completed, shall be subject to Arbitration.

      Section 3.5 Representatives. Landlord appoints Landlord's Representative to act for Landlord in all matters covered by this Article 3 and the Work Letter. Tenant appoints Tenant's Representative to act for Tenant in all matters covered by this Article 3 and the Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Article 3 and the Work Letter will be made by and to Landlord's Representative or

Tenant's Representative, as the case may be. Only Tenant's Representative and Landlord's Representative may authorize Change Orders. Tenant will not interfere with Landlord's architect, engineers and contractors or any of their agents or employees in the performance of their respective obligations with regard to matters covered by this Article 3 or the Work Letter.

      Section 3.6 Base Building Plans. Tenant has approved the Preliminary Plans, including the Floor Plate and Background Drawings, the Civil/Site Design Documents and the Detailed Base Building Design Documents, delivered to Tenant and shown on Schedule 1 to the Work Letter. Landlord has delivered the Base Building Plans to Tenant based on the Preliminary Plans. Within 10 days after receipt of the proposed Base Building Plans, Tenant will either approve the same in writing or notify Landlord in writing of how the proposed Base Building Plans are inconsistent with the Preliminary Plans and how the Base Building Plans must be changed in order to make them consistent with the Preliminary Plans. Tenant may not object to any portion of the Base Building Plans which is consistent with the Preliminary Plans. Each day following the tenth day after the proposed Base Building Plans are submitted to Tenant until Tenant approves the Base Building Plans or delivers such notice of objections, will be a day of Tenant's Delay. Upon receipt of Tenant's notice of objections, Landlord will cause its architect to prepare revised Base Building Plans according to such notice and submit the revised Base Building Plans to Tenant. Upon submittal to Tenant of the revised Base Building Plans, and upon submittal of any further revisions,
the procedures described above will be repeated.   Tenant shall approve or make
objections to the other design and construction documents to be delivered to Tenant in accordance with Schedule 1 to the Work Letter within 5 business days after receipt thereof and otherwise in accordance with the procedures described above.

      Section 3.7 Base Building Construction. At such time as Base Building Plans have been prepared and have been approved in writing by both Landlord, Tenant and Landlord's mortgagee, and Landlord has obtained all necessary building permits, Landlord will cause the Base Building to be constructed or installed on the Land in a good and workmanlike manner and according to the approved Base Building Plans and all applicable Laws.

      Section 3.8 Change Orders. Tenant's Representative may request changes in the work consistent with the Preliminary Plans and the Base Building Plans only by written request to Landlord's Representative on a form approved by Landlord. Tenant's Representative may request, in the manner contemplated by Paragraph 8(c) of the Work Letter with respect to the Leasehold Improvements, other changes in the Leasehold Improvements. All changes requested by Tenant will be subject to Landlord's prior written approval (which approval, in the case of changes to the Leasehold Improvements Plans, will not be unreasonably withheld). Prior to commencing any change in the Base Building Plans or the Leasehold Improvements Plans, whether requested by Tenant or not, Landlord will prepare and deliver to Tenant, for Tenant's approval, a change order ("Change Order") identifying the total cost of such change, which will include associated architectural, engineering and construction contractor's fees, and the total time that will be added to the construction schedule by such change and to the Projected Commencement Date, the Required Completion Date and the Incompletion Termination Date; provided that Landlord shall not be required to obtain Tenant's approval of any Change Order initiated by Landlord which is both consistent with the Preliminary Plans and which does not materially alter the Base Building Plans or cause a change in or delay in the completion of the Leasehold Improvements. If Tenant fails to approve or object to any Landlord-initiated Change Order for which Tenant's approval is required within five business days after delivery by Landlord of such Change Order, Tenant shall be deemed to have approved such Change Order and Landlord may proceed to perform the change. If Tenant fails to approve any such Tenant-initiated Change Order within five business days after delivery by Landlord of such Change Order, Tenant will be deemed to have withdrawn the requested change and Landlord will not proceed to perform the change. Upon Landlord's receipt of Tenant's approval, Landlord will proceed to perform the change. Any net additional costs resulting from a Tenant-initiated Change Order will become a part of Tenant's Cost and, if there exists Tenant's Excess Cost, such Tenant's Excess Cost will be paid to Landlord in accordance with the provisions of Paragraph 8(b) of the Work Letter. Any delay in the Landlord's Work being Substantially Completed by the Projected Commencement Date, the Required Completion Date or the Incompletion Termination Date caused by a Tenant-requested Change Order shall be Tenant's Delay.

      Section 3.9 No Interference with Landlord's Work. Tenant acknowledges that any work by Tenant in the Premises prior to the Landlord's Work being Substantially Completed and the completion by Landlord of all punch list work may impact on the performance of Landlord's Work. Tenant further acknowledges that all or a substantial portion of Landlord's Work will be performed by union contractors. In order to prevent delays and interference with the performance of Landlord's Work, Tenant agrees to use union contractors for any construction or fixturing work to be performed by it in the Premises and to cooperate with Landlord in the scheduling and the conduct of Tenant's work in order to provide for a harmonious work force, to prevent labor disputes, and so as not to unreasonably interfere, restrict or delay the performance of Landlord's Work.

      Section 3.10 Adjustments Upon Completion. As soon as practicable after the completion of the Base Building, Landlord will cause its architect to measure and certify to Landlord and Tenant the Rentable Area of the Premises.
If Tenant disputes such measurement within 30 days after Tenant is notified of the same, then Tenant's architect and Landlord's architect will endeavor to agree upon the Rentable Area of the Building and, if they are unable to do so within 10 days, the dispute will be submitted to an independent third-party architect mutually acceptable to both parties whose decision concerning the Rentable Area of the Building (which will be made in accordance with the definition thereof in this Lease),will be binding upon both parties. If Tenant does not so dispute the measurement by Landlord's architect, Tenant will be
deemed to have accepted such   measurement. At such time as such measurement has
been made by Landlord's architect and accepted (or deemed accepted) by Tenant, upon the request of either party, Landlord and Tenant will execute a certificate confirming such Rentable Area and the actual amounts (based on such Rentable
Area) of the Base Rent payable per month during the first through the fifth Lease Years, the sixth through the tenth Lease Years, and the actual amount of the Leasehold Improvements Allowance. Prior to the execution of such certificate, the Premises shall be presumed to contain 200,000 square feet of Rentable Area, and Tenant will pay any additional Base Rent or Tenant's Excess Cost owing, or Landlord will refund any Base Rent or Tenant's Excess Cost previously overpaid by Tenant, upon the execution of such certificate.

                                   ARTICLE 4
                                     RENT

      Section 4.1 Base Rent. Commencing on the Rent Commencement Date and then continuing throughout the Term, Tenant agrees to pay Landlord Base Rent according to this Section 4.1, without demand, deduction, setoff, abatement or credit except as expressly contained in the Lease. Base Rent during each Lease Year of the Term will be payable in monthly installments in an amount equal to 1/12 of the amount obtained by multiplying the rate of Base Rent for such Lease Year set forth in the definition of Base Rent in Section 1.1 by the number of square feet of Rentable Area of the Premises, in advance, on or before the first day of each and every month during the Term; if the number of days in the first Lease Year is greater than 365 or 366 days, as applicable, such monthly rental shall also be payable for each additional 30-day period, prorated for any partial month as provided in the following sentence. If the Rent Commencement Date is a date other than the first day of a calendar month or if the Term ends on a date other than the last day of a calendar month, Landlord will prorate monthly Base Rent for the first month of the Term or the last month of the Term, as the case may be, based upon the ratio that the number of days of the Term within such month bears to the total number of days in such month. Tenant acknowledges that if there are more than 90 days of Tenant's Delay the Rent Commencement Date may occur prior to the Commencement Date, and Tenant will be obligated to pay Rent from and after such Rent Commencement Date notwithstanding the fact that the Premises will not yet have been delivered to Tenant on such Rent Commencement Date.

           Section 4.2 Operating Costs. Except as provided in Section 3.3, Tenant shall pay the Operating Costs to Landlord, as Additional Rent, beginning on the Commencement Date and throughout the remainder of the Term. As used in this Lease, the term "Operating Costs" shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever paid or incurred by Landlord in connection with and properly allocable to the management, maintenance, operation and repair of the Building, including, without limitation, the costs of maintaining and repairing the Common Areas and the Parking Facility, to the extent allocable to the Building, easements, property management fees (which fees shall not exceed two and one-half percent (2.5%) of Rents billed by Landlord to Tenant for the Premises, but excluding Operating Costs (other than Taxes) which are billed directly to Tenant by the supplier thereof and are paid by Tenant directly to such supplier), expenses for maintenance salaries, fringe benefits and related costs for personnel providing building supervisory and maintenance services for the Premises at the rank of building manager and below, which for such persons also working on properties other than the Building and the Land shall be allocated on the basis of the time spent working on the Building and the Land, the cost of insurance coverages obtained by Landlord, heating and air conditioning costs for Common Areas (if any), electricity and other utility costs, the costs of routine repairs and maintenance for the Building, landscape maintenance, snow removal, Taxes and costs and expenses paid or incurred by Landlord in protesting any assessments, valuations, levies or the Taxes which Landlord shall pay or become obligated to pay in respect of a fiscal tax year (regardless of when such Operating Costs were incurred), the costs of maintaining the Cafeteria Space, the costs of maintaining the Fitness Space, the Building's share (as reasonably determined by Landlord) of the cost of operating, maintaining and repairing any areas, facilities or easements which are common to the Building and any other properties or buildings sharing common facilities with the Building (such as, but not limited to, Parking Facility repair, operation and maintenance, snow plowing and removal, landscaping, Common Area and street lighting, insurance, taxes, security and management but specifically excluding costs, maintenance or repair or Taxes related to Winter Place) and amortization of the cost of capital improvements that are (A) made to reduce Operating Costs or limit increases therein, to the extent of such estimated savings in Operating Costs or to the estimated reduction in increases thereto) or (B) required by any applicable Law enacted after the date hereof or first interpreted to apply after the date hereof; provided, any such amortization or depreciation shall be calculated based on the useful life of such improvement and shall utilize a rate of interest that is not in excess of two percent over the Prime Rate of interest that is in effect as of the date of the completion of such improvements or installation.

     Notwithstanding the foregoing, "Operating Costs" shall not include the following:

     (i)    costs of alterations of other tenants' premises;

     (ii) any costs that otherwise will be Operating Costs of curing construction defects of which Landlord has actual knowledge within one (1) year after the Commencement Date;

     (iii) interest and principal payments on mortgages, and other debt costs;

     (iv)   real estate brokers' leasing commissions;

     (v) attorneys' fees incurred by Landlord in negotiation and enforcement of other leases for the Building;

     (vi) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise;

     (vii) depreciation and amortization of the Building, except as otherwise expressly provided herein;

     (viii) anything charged or properly chargeable to Tenant under any other provision of this Lease;

     (ix) costs (including attorneys' fees, fines and penalties) incurred solely because Landlord violates any provision of this Lease or any provision of Law;

     (x) any expense for Landlord's employees above the level of building manager and any overhead and profit paid to Affiliates of Landlord for services, supplies or materials provided to the Building in excess of rates that would be competitively available if such services, supplies or materials were provided by third parties;

     (xi)   advertising or promotional expenditures of any type;

     (xii) repairs or other work to the extent either actually covered by insurance or, if not actually covered, are of a nature which is required to be insured against by Landlord in accordance with
            Section 7.1(a) through (f);

     (xiii) costs incurred to test, survey, remediate, contain, abate, remove or otherwise remedy Hazardous Substances from the Premises, other than such as resulted from Tenant's use, storage, disposal or release of Hazardous Substances, including Permitted Activities, and other than removal and disposal of Hazardous Substances used in the ordinary course of operating and maintaining the Building in accordance with applicable Environmental Laws;

     (xiv) expenses of operating the Common Areas and the Parking Facility to the extent not properly allocable to the Premises;

     (xv) except as otherwise expressly provided herein, any other expenses that are not reasonable, actual and necessary out-of-pocket expenses (except that Landlord may use its normal accrual method of accounting), obtained at competitive prices and directly attributable and properly allocable to the operation, maintenance, management and repair of the Building as determined under generally accepted accounting principles consistently applied; and

     (xvi) any expenses which, in accordance with generally accepted accounting principles, are capital in nature, except as expressly provided above.

     Promptly after the Commencement Date and during December of each year or as soon thereafter as practicable, Landlord shall give Tenant a written notice consisting of a summary itemization of the services Landlord anticipates will be included within Operating Costs during the ensuing calendar year, together with Landlord's estimate of the Operating Costs for such ensuing calendar year. At Tenant's request, Landlord shall consult with Tenant concerning the kind and quality of services to be provided at the Premises and included in Operating Costs and shall make reasonable efforts to accommodate any reasonable modification in such services which Tenant requests, provided that Landlord shall in no event be required to eliminate, add, or modify any such service if Landlord reasonably determines such elimination, addition or modification will adversely affect either Landlord's interest in the Land or the Improvements or Landlord's ability to perform its obligations under this Lease or any other lease, mortgage or other encumbrance affecting the Land or the Improvements. If Landlord makes any changes in services requested by Tenant, Landlord shall promptly revise its estimate of Operating Costs appropriately for the ensuing year.

     On or before the first day of each month during the Term after Tenant receives Landlord's initial estimate of annual Operating Costs, Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of the estimated annual amount of Operating Costs according to the latest estimate Tenant has received
from Landlord.   If any time it appears to Landlord that the actual amount of
Operating Costs for the then current calendar year will vary from Landlord's estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. Within ninety (90) days after the close of each calendar year or as soon thereafter as practicable, Landlord shall deliver to Tenant a summary of the total Operating Costs for the previous calendar year. If such summary shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant, the amount of such excess shall be applied as a credit against the installment payments of Operating Costs that next become due, provided that if such excess occurs at the end of the Term and Tenant no longer owes any sum to Landlord under this Lease, Landlord shall promptly refund such excess to Tenant. If such summary shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord, as Additional Rent, within thirty
(30) days after delivery of the summary.

      Section 4.3 Allocation of Taxes. As of the date of this Lease, the Land constitutes a single parcel for real estate tax purposes. A portion of the land (that underlying 40 Second Avenue as more particularly described in Exhibit A-2 attached hereto, the "Ground Lease Parcel"), is or will be the subject of the Ground Lease by Landlord to an entity currently affiliated with Landlord. Landlord agrees to request that the City of Waltham establish separate real estate tax parcels, or at least separate valuations, for (i) the Ground Lease Parcel, including 40 Second Avenue and (ii) the balance of the Land, including the Building. If, despite such requests, the City of Waltham does not establish separate real estate tax parcels or valuations as aforesaid, Tenant agrees, and the Ground Lease shall provide, that real estate taxes for the Land shall be allocated between the Tenant and the ground lessee in proportion to the relative Rentable Areas in the Building and in 40 Second Avenue, respectively.

      Further, the Ground Lease will include the right of the ground lessee (and, derivatively, the occupancy tenants) of 40 Second Avenue and their employees and invitees to use approximately 230 parking spaces in the Parking Facility. Pursuant to Section 4.4 hereof, Tenant has the right to use the entire balance of, or at least 660 parking spaces in the Parking Facility. Accordingly, Landlord further agrees to request that the City of Waltham, whether or not it has established separate tax parcels as aforesaid, to establish separate valuations for (i) 40 Second Avenue and (ii) the Building, to either (a) reflect such shared rights to use the Parking Facility in establishing the relative valuations for 40 Second Avenue and the Building, or (b) establish a valuation for the Parking Facility separate from the valuation of the balance of the Land and the Building, in which event Landlord and Tenant agree that the Tenant's share of the real estate taxes for the Parking Facility shall be determined by a fraction, the numerator of which is 660 (plus the number of parking spaces in the Parking Facility in excess of 890) and the denominator of which is the number of parking spaces in the Parking Facility, but not less than 890.

      If, despite Landlord's request, the City of Waltham does not establish a separate tax parcel or separate valuation for 40 Second Avenue, and the Building, Landlord and Tenant agree that the real estate taxes allocable to Tenant for the Building shall be equal to the aggregate fair market value of the Building and 40 Second Avenue, multiplied by a fraction, the numerator of which is the fair market value of the Building and the denominator of which is the aggregate fair market value of the Building and 40 Second Avenue. In the event that Landlord, Tenant and, to the extent complementary provisions are included in the Ground Lease, the ground lessee on its own behalf or on behalf of any of its occupancy tenants are unable to agree on the fair market value of each building, Landlord, Tenant or such ground lessee shall have the right to submit the matter to Arbitration in accordance with Article 20 hereof.

     If the City of Waltham does establish separate real estate tax valuations for 40 Second Avenue and the Building, but does not establish a separate valuation for the Parking Facility:

     (i) if it is evident, from the methodology adopted by the City of Waltham in determining such valuations or from abatement proceedings or otherwise, that such valuations are based on an income method of valuation, then Tenant shall have no right to request a re-allocation of the Taxes based on such valuations; or

     (ii) if it is not evident, from the methodology adopted by the City of Waltham in determining such valuations or from abatement proceedings or otherwise, that such valuations are based on an income method of valuation, and Landlord, Tenant or, to the extent complementary provisions are included in the Ground Lease, the ground lessee (on its own behalf or on behalf of any of its occupancy tenants) determines, in good faith, that Tenant or such ground lessee is paying a share of the real estate taxes attributable to the Parking Facility on a basis that is inconsistent with the agreements herein set forth or that reflects an inappropriately high or low valuation for the Parking Facility, Landlord, Tenant or such ground lessee shall have the right to submit the matter to Arbitration in accordance with Article 20 hereof. Pending the outcome of any Arbitration, Tenant shall pay such amounts as Landlord in its good faith determines Tenant is obligated to pay hereunder subject to refund, as appropriate, once a final determination issues.

     If Tenant in the exercise of its reasonable judgment believes that Taxes are excessive and should be abated, Tenant shall have the right to seek an abatement of the Taxes. Since Landlord also has the right to seek an abatement, Landlord or Tenant, as the case may be, shall use reasonable diligence in pursuing any such abatement, including any settlement thereof; provided, however, (a) Landlord and Tenant agree to consult with the other prior to commencing any such abatement; and (b) neither Landlord nor Tenant shall settle or discontinue prosecution of any such abatement without the approval of the other, which may be given or withheld in the other's reasonable discretion, but if such approval is not given, the party seeking such approval shall have the right to substitute the other party in such proceeding, provided further, however, that if Tenant wants to settle and Landlord declines, Taxes for the subject year payable by Tenant hereunder shall not exceed the amount that could have been payable had such settlement been effected.

     Section 4.4 Parking Facility. Landlord will make available to Tenant, on a non-reserved basis, 3.3 parking spaces in the Parking Facility for each 1,000 square feet of Rentable Area of the Premises. The Parking Facility shall be provided without charge to Tenant, Tenant's employees and Tenant's invitees for the use of the Parking Facility, but all costs of operating, maintaining and repairing said Parking Facility, to the extent reasonably allocable to the Premises, shall be an Operating Cost. Landlord and Tenant shall cooperate to establish reasonable control mechanisms to ensure that such parking spaces are in fact available to Tenant and that such parking spaces as are to be available in the Parking Facility to the ground lessee, occupancy tenants and their invitees of 40 Second Avenue are in fact available to them.

      Section 4.5 Right to Audit. Tenant and its employees, accountants and consultants, subject to the limitations below, shall have the right, from time to time (but not more than once each calendar year during the Term), upon reasonable prior notice, during customary business hours, at its sole cost, and at Landlord's (or Landlord's property manager's) offices, to examine Landlord's books and records relating to Operating Costs; provided, any such examination or audit shall be conducted by employees of Tenant, a nationally or regionally recognized firm of independent certified public accountants or consultants retained by Tenant for this purpose, provided that such accountants or consultants are billing for such services at their normal hourly rates and are not compensated in whole or in part on a contingent basis, and shall not cover more than the lesser of (i) the preceding twenty-four month period, or (ii) the period not previously audited by Tenant (except, however, if Tenant's audit confirms that Landlord has fraudulently and consistently overcharged Tenant, such audit may look back for up to four years). The results of any such audit shall be kept confidential by Landlord and Tenant, except in the event of any legal proceeding between Landlord and Tenant.

                                   ARTICLE 5
                           MAINTENANCE AND SERVICES

      Section 5.1 Services Provided by Landlord. During the Term, Landlord will operate, maintain and repair the Premises (except for any such operation, maintenance or repair which is expressly the obligation of Tenant pursuant to this Lease) in compliance with all applicable Laws and according to those standards from time to time prevailing for comparable buildings in the area in which the Premises are located. Landlord will provide the following services according to such standards, the costs of which will be included in Operating Costs to the extent provided in the definition thereof in Section 4.2 (and the services described in Sections 5.1(b), (c), (d) and (e) below will be available up to 24 hours per day, seven days per week, excluding Holidays):

     (a)  Landlord's Maintenance Responsibilities.  Landlord shall maintain in
          ---------------------------------------
          good repair and condition, all parts of the Common Area, the exterior of the Building and all structural elements of the Building, including footings, foundation, exterior walls, exterior windows, elevators, heating, ventilating and air conditioning equipment, plumbing and other major Building systems and roof, but Landlord shall not be obligated to replace any equipment which is repairable. "Common Area" shall refer to all areas within the outer limits of the Land other than the Premises and any other commercial areas intended for renting as the same shall exist from time to time, and roads within the outer property limits while maintained by any public authority and shall include Parking Facility. The Common Area and/or the Building may be expanded, contracted or changed by Landlord from time to time as deemed desirable by Landlord in its sole discretion; provided, such changes shall not materially impair the utility of the Common Area to Tenant in connection with Tenant's use of the Premises for the conduct of Tenant's intended use of the Premises. With respect to the Common Area, Landlord shall regularly mow any grass, remove weeds and perform general landscape maintenance, and maintain and repair the Parking Facility and driveway areas, keeping the same free from an unreasonable accumulation of ice and snow. Tenant shall immediately give Landlord written notice of any defect or need for such repairs, and after receipt of such written notice from Tenant, Landlord shall have a reasonable opportunity to repair the same or cure such defect. The term "walls", as used in this Section 5.1, shall not include Tenant's signage.

     (b)  Electrical Energy.  Six and one-half watts of electrical energy per
          -----------------
          rentable square foot of the Premises as described in Paragraph 6 of Exhibit B, including lighting the Premises and operating Planned
          ---------
          Office Equipment (as used in this Lease, "Planned Office Equipment" means those items of office equipment that the Base Building mechanical, electrical and other systems are designed to accommodate pursuant to the Base Building Plans). Tenant will not install in the Premises any equipment which requires electrical energy or any electrical circuits in excess of the energy or circuits available for Planned Office Equipment without Landlord's written consent, which consent Landlord will not unreasonably withhold. Tenant will pay all costs of installing facilities necessary to furnish such excess electrical energy for such equipment and for such increased electrical energy usage.

     (c)  Heating and Air Conditioning.  Heating, ventilating and air
          ----------------------------
          conditioning the Premises at such times and at such temperatures as described in Paragraph 5 of Exhibit B. If Tenant installs any
                                      ---------
          machines, equipment or devices in the Premises that do not constitute Planned Office Equipment and such machines, equipment or devices cause the temperature in any part of the Premises to exceed the temperature the Building's mechanical system would be able to maintain in the Premises were it not for such machines, equipment or devices, then Tenant shall have the right to install supplementary air conditioning units to service the Premises. Tenant will pay all costs of installing, operating and maintaining such supplementary units (or such other air conditioning units and/or air handling equipment installed by Tenant); provided, the nature, location and means of installing any such equipment shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld.

     (d)  Water.  Hot and cold water from the regular Building outlets for
          -----
          lavatory and restrooms and for drinking purposes including, without limitation, the servicing of all lunch rooms, showers and all related purposes. Tenant will not waste water.

     (e)  Access; Passenger Elevator Service.  Access to the Premises and non-
          ----------------------------------
          attended passenger elevator service. Tenant may use only the freight elevators, loading docks and entryways Landlord designates for loading, unloading, receiving and delivering goods and supplies and for disposing garbage or refuse, but such freight elevators, loading docks and entryways shall be available for Tenant's use 24 hours per day, seven days a week, excluding Holidays. The loading docks are also available to 40 Second Avenue on a non-discriminatory basis.

     (f) Janitorial.  Reasonable janitorial and cleaning services Monday through
         ----------
         Friday (except Holidays) after normal business hours in accordance with the standards set forth on Exhibit D attached hereto, provided that the
                                    ---------
         Premises are used exclusively for office purposes and are kept reasonably in order by Tenant. If the Premises are not used exclusively as offices, or if the Tenant elects and Landlord consents, the Premises shall be kept clean and in order by Tenant, at Tenant's expense, to the satisfaction of Landlord and by persons approved by Landlord; and, in all events, Tenant shall pay to Landlord the cost of removal of Tenant's refuse and rubbish.

     (g) Damages Caused by Tenant. Tenant shall be responsible for all repairs
         ------------------------
         and replacements to the Premises occasioned by any willful or negligent act or omission by Tenant, its agents, administrators and employees or by any breach of Tenant's obligations hereunder, except for repairs and replacements and losses of such a nature which are required to be insured against by Landlord in accordance with Section 7.1(a) through
         (f).

     Section 5.2 Tenant's Maintenance Responsibilities. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises in good repair and condition, reasonable wear and tear excepted, except those portions that Landlord is obligated to maintain pursuant to Section 5.1, and shall promptly make all necessary repairs and replacements to such portions of the Premises, including, but not limited to, any special entry, interior walls and finish work, floors and floor coverings, and walls and wall coverings. Notwithstanding the foregoing, Tenant shall not be obligated to repair any damage caused by (i) fire, tornado or other casualty or occurrence to the extent that such damage is covered by the insurance maintained by Landlord, or (ii) Landlord's failure to fulfill its maintenance obligations under this Lease. Tenant shall obtain and maintain all licenses and permits necessary for the operation of the business and the use of the Premises by Tenant, except for such licenses and permits applicable to any general office use, and Tenant's use of the Premises shall be in compliance with all Laws.

     Section 5.3 Inspection. Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises at any reasonable time, after reasonable prior notice (except in the case of emergency), for the purpose of ascertaining the condition of the Premises, to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease or for any other reasonable purpose, but nothing contained herein shall be construed as imposing any obligation on Landlord to make any repairs, alterations or improvements which are Tenant's obligation. Landlord shall make all reasonable efforts to minimize any interference with Tenant's use and enjoyment of the Premises which might result from Landlord's exercise of any rights in this Lease to enter or work in the Premises.

     Section 5.4 Utilities. Tenant shall contract for in its own name and directly pay the provider of all water, gas, heat, light, power, telephone, sewer and sprinkler charges and other utilities and services provided to the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto. Notwithstanding the foregoing, in the event that such services are not separately metered, Tenant's responsibility therefore shall be reasonably estimated by Landlord and payable to Landlord, from time to time, upon Landlord's delivery of a statement therefore and as Additional Rent hereunder.

      Section 5.5 Interruption of Services. Except as provided in Article 10 with respect to a casualty or Article 11 with respect to a taking by power of eminent domain, in the event of any interruption or failure of utility service or other service required to be furnished by Landlord pursuant to this Article 5, or any occurrence which poses a legitimate threat to the health or safety of persons occupying the Premises or otherwise renders the Premises untenantable, the following provisions shall be applicable: (a) in the event that such interruption, failure or occurrence continues for a period of in excess of five consecutive business days, a material portion of the Premises is rendered untenantable as a result of such interruption, failure or occurrence, and the repair of the cause of such interruption, failure or occurrence is a matter within Landlord's reasonable control, then, as Tenant's sole remedy at law or in equity in connection therewith, Tenant's obligation to pay Rent shall be equitably abated during the period of such interruption, failure or occurrence;
(b) in the event that such interruption, failure or occurrence continues for a period of in excess of fifteen consecutive business days and a material portion of the Premises is rendered untenantable as a result of such interruption, failure or occurrence, regardless of whether the repair of the cause of such interruption, failure or occurrence is a matter within Landlord's reasonable control, Tenant's obligation to pay Rent shall, as Tenant's sole remedy at law or in equity in connection therewith, be equitably abated during the period of such failure or interruption; and (c) in the event that such interruption, failure or occurrence continues for a period in excess of ninety consecutive business days and 50% or more of the Premises is rendered untenantable as a result of such interruption, failure or occurrence, regardless of whether the repair of the cause of such interruption is a matter within Landlord's reasonable control, Tenant may, as Tenant's sole remedy at law or in equity in connection therewith (other than the abatement provided in (a) or (b) above, as applicable), elect to terminate this Lease by giving written notice to Landlord at any time prior to the restoration of such services or cure of such occurrence.

                                   ARTICLE 6
                         ALTERATIONS AND IMPROVEMENTS

      Section 6.1 Procedures for Tenant's Improvements. Tenant may make any improvements, alterations, additions or installations in or to the Premises ("Alteration"), except that, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall not perform any Alteration which:

      (a) alters any internal partitions unless Tenant makes all changes to the sprinkler, HVAC, lighting, plumbing and security systems necessitated thereby;

      (b)  affects any structural component of the Building;

      (c) has a total cost of $25,000.00 or more as to any Alteration and not more than $100,000.00 in the aggregate for all Alterations in any calendar year;

      (d)  results in any penetration of the roof membrane.

     Along with any request for Landlord's consent and before commencing any Alteration whether or not requiring Landlord's consent, or delivering or causing to be delivered to the Premises any materials to be used in connection with the Alteration, whether or not requiring Landlord's consent, Tenant will provide Landlord with plans and specifications for the Alteration, the names and addresses of all contractors and material persons contributing to the Alteration, copies of all contracts, permits and licenses relating to the Alteration. Prior to commencement of any such Alteration, Tenant will deliver to Landlord certificates issued by insurance companies qualified to do business in Massachusetts evidencing that workman's compensation, public liability insurance and builder's risk property insurance (all in amounts, with companies and on forms reasonably satisfactory to Landlord) are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such Alteration. Tenant agrees to defend and hold Landlord forever harmless from any and all claims and liabilities of any kind and description which may
arise out of or be connected in any way with any such Alteration.   All
Alterations will be done only by contractors or mechanics reasonably approved by Landlord. All Alterations will be performed in such a manner as to avoid labor disputes and to avoid materially interfering with Landlord's operation of the Premises. Tenant will pay the cost of all such Alterations (including a reasonable charge for Landlord's services and for Landlord's inspection and engineering time if Landlord reasonably concludes such Alterations will affect the Building systems, Building structural components or the roof, but no such charges are payable by Tenant in connection with the Leasehold Improvements to be installed by Landlord pursuant to the Work Letter), and also the cost of painting, restoring, or repairing the Premises occasioned by such Alterations. Upon completing the Alteration, Tenant will furnish Landlord with contractor's affidavits or unconditional lien releases and full and final waivers of liens, and receipted bills covering all labor and materials expended and used in connection with such Alteration. All Alterations will comply with all insurance requirements and all Laws and will be constructed in a good and workmanlike manner. Tenant will permit Landlord to inspect construction operations in connection with the Alterations from time to time in Landlord's discretion.

     Section 6.2 Freedom From Liens. Tenant will keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant, and will indemnify Landlord against and protect, defend and hold Landlord harmless from any liens and encumbrances arising out of any work performed or material furnished by or at the discretion of Tenant. In the event that any such lien is recorded and Tenant shall release such lien of record within 20 days after the date Tenant has notice of the lien by paying the full amount of the lien or by posting a bond in an amount equal to the lien. If Tenant shall fail to do so, Landlord will have, in addition to all other remedies provided herein and at law or equity, the right, but not the obligation, to cause the same to be released by such means as Landlord deems proper, including paying and/or defending against the claim giving rise to such lien. Tenant will pay to Landlord on demand (if such demand is accompanied by reasonable supporting documentation) and as Additional Rent, any costs Landlord incurs in connection therewith, including attorneys' fees and costs, together with interest at the Interest Rate accruing from the date Landlord paid or incurred such cost(s) until the date Tenant reimburses Landlord for the same.

     Section 6.3 Alterations are Part of the Premises. Any Alterations of the Premises (but excluding Tenant's trade fixtures and personal property) will become at once a part of the Premises and belong to Landlord without compensation to Tenant. Tenant shall reimburse Landlord for the cost of removal of all Alterations which, in Landlord's reasonable judgment, must be removed at the end of the Term in order to permit subsequent occupancy and are structural in nature or are unusually expensive to remove, such as interior stairwells or computer flooring and which Landlord actually removes, provided that, (i) if any such Alteration required Landlord's consent, Landlord has conditioned its consent to such Alteration upon removal at the end of the Term, and (ii) Tenant shall not be required to reimburse Landlord for the cost of removal of the ornamental interior stairway to be included as part of the initial Leasehold Improvements or, if Tenant elects to install an additional fire stairway in the location specified in the Base Building Plans, for the cost of removal of such fire stairs. Tenant shall have no obligation to reimburse Landlord for the cost of removal of any Alterations except in accordance with the preceding sentence, but Tenant shall have the right to remove, prior to the end of the Term, any specialty fixtures installed by Tenant, such as an emergency generator, supplemental air conditioning units, and signage, but not including any fixtures or equipment installed by Landlord in the Cafeteria Space or the Fitness Center as part of the Base Building. The costs to be borne by Tenant with respect to any removals required or permitted by this Section 6.3 shall include the cost to repair all damage remaining after such removals so as to restore the Premises to a condition consistent with the balance of the Premises, in accordance with all applicable Laws.

                                   ARTICLE 7
                                   INSURANCE

      Section 7.1 Landlord's Insurance. During the Term, Landlord will provide and keep in force the following insurance, the costs of which will be included in Operating Costs:

      (a) bodily injury and property damage liability insurance relating to Landlord's operation of the Premises with a combined single occurrence limit of not less than $5,000,000; such insurance will be on a commercial general liability form including, without limitation, personal injury and assumed contractual liability for the performance by Landlord of the indemnity agreements set forth in Section 7.5; such liability insurance will include cross liability and severability of interests clauses or endorsements; unless otherwise approved in writing by Tenant, such policy will have a no deductible and will not have a retention or self-insurance provision;

      (b) all risk property insurance (including fire and standard extended coverage perils, leakage from fire protective devices and other water damage, vandalism and malicious mischief to the Building and the Leasehold Improvements) covering loss or damage to the Improvements (including the Base Building, the Leasehold Improvements, and any Alterations, but excluding Tenant's fixtures, furnishings, equipment, personal property, documents, files and work products) on a full replacement cost basis, excluding excavations, footings and foundations, and with a deductible not in excess of $50,000 unless otherwise approved by Tenant (upon the occurrence of any casualty, the amount expended by Landlord to satisfy such deductible will be included in Operating Expenses);

     (c) loss of rental income insurance in the amount of not less than one year's Base Rent and Additional Rent for Taxes and Operating Expenses;

     (d) if any boiler or machinery is operated in the Premises and owned by Landlord, boiler and machinery insurance;

     (e) workers' compensation insurance insuring against and satisfying Landlord's obligations and liabilities under the workers' compensation laws of the State of Massachusetts;

     (f) if Landlord operates owned, hired or nonowned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage; and

     (g) such other insurance as is then maintained by prudent owners of buildings similar to the Building and that Landlord reasonably elects to obtain or any Building mortgagee requires.

Insurance effected by Landlord under Sections 7.1(b), (c) and (d) will permit the release of Tenant from certain liability under Section 7.4.

     Section 7.2 Tenant's Insurance. After Tenant commences fixturing pursuant to Section 3.2(a) and during the Term, Tenant will provide and keep in force the following insurance:

     (a) bodily injury and property damage liability insurance relating to Tenant's business (carried on, in or from the Premises) and Tenant's use and occupancy, with a combined single occurrence limit of not less than $5,000,000; such insurance will be on a commercial general liability form including, without limitation, personal injury and assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in Section 7.6; Landlord and its mortgagee and any property manager designated by Landlord will be named as additional insureds in the policy providing such liability insurance, which will include cross liability and severability of interests clauses or endorsements; unless otherwise approved in writing by Landlord, such policy will have no deductible and will not have a retention or self-insurance provision;

     (b) all risk property insurance (including fire and standard extended coverage periods, leakage from fire protective devices and other water damage) covering loss or damage to Tenant's fixtures, furnishings, equipment, personal property, documents, files and work products in the Premises on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a coinsurer and with a deductible of $5,000 or less;

     (c) if any boiler or machinery is operated in the Premises and owned by Tenant, boiler and machinery insurance;

     (d) workers' compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the workers' compensation laws of the State of Massachusetts; and

     (e) if Tenant operates owned, hired or nonowned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage.

Insurance effected by Tenant under Sections 7.2(b) and (c) will permit the release of Landlord from certain liability under Section 7.4.

     Section 7.3 General Insurance Requirements. All insurance required to be maintained by Landlord or Tenant pursuant to Sections 7.1 and 7.2 will be maintained with insurers licensed to do business in the State of Massachusetts and carrying a rating of A-:X or better according to the latest A.M. Bests Insurance Reports. Landlord and Tenant will file with the other, on or before the earlier of the Commencement Date or the Rent Commencement Date and at least 10 days before the expiration date of expiring policies, certificates of insurance evidencing the required coverage under Sections 7.1 and 7.2. If no objection is made within ten days after receipt of such insurance certificates, the insurance provided by such certificates shall be deemed to have satisfied the requirements hereunder regarding the maintenance of insurance. Such certificates will indicate that the insurer(s) have agreed to give the other party at least 30 days notice prior to any cancellation of, or material modification to, the required coverage. Landlord and Tenant will cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. All commercial general liability and property policies required to be maintained by either party hereunder will be written as primary policies, not contributing with and not supplemental to any coverage that the other party may carry.

     Section 7.4 Waivers. Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Landlord and its Affiliates will not be liable or in any way responsible for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others;
(b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Improvements or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by persons on or about the Premises, or caused by the public or by construction of any private or public work. Landlord and its Affiliates will not be liable or in any way responsible to Tenant for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage that is insured or required to be insured by
Tenant under Sections 7.2(b) or (c), and for purposes of such waiver   Tenant
will be deemed to be "required to insure" the amount of any deductible permitted by, or the amount self-insured by Tenant pursuant to, such sections. Tenant and its Affiliates will not be liable or in any way responsible to Landlord for, and Landlord waives all claims against Tenant and its Affiliates for, any loss, injury or damage that is required to be insured against by Landlord in accordance with Sections 7.1(b), (c) or (d).

      Section 7.5 Landlord's Indemnification. Subject to Section 7.4 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible, Landlord will indemnify and hold Tenant harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys' fees) due to or arising out of any willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible. Landlord's obligations under this Section 7.5 will survive the expiration or early termination of the Term.

      Section 7.6 Tenant's Indemnification. Subject to Section 7.4 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Tenant will indemnify and hold Landlord harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys' fees) due to or arising out of any accident or occurrence on or about the Premises during the Term (including, without limitation, accidents or occurrences resulting in injury, death, property damage or theft) or any willful or negligent act or omission of or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible. Tenant's obligations under this Section 7.6 will survive the expiration or early termination of the Term.

                                   ARTICLE 8
                      CERTAIN RIGHTS RESERVED BY LANDLORD

      Section 8.1 Rights Reserved by Landlord. Landlord reserves the following rights, which rights Landlord may exercise subject to provisions of
Section 5.3 without liability to Tenant; without effecting an eviction, constructive or actual, or a disturbance of Tenant's use or possession of the Premises; and without giving rise to any claim for setoff or abatement of Rent:

      (a)  Make Repairs.  To repair the Premises or any part thereof, and to
           ------------
           enter upon the Premises for such purposes. Landlord may temporarily close doors, entryways, public spaces, elevators and corridors in the Premises and interrupt or temporarily suspend services and facilities in connection with such work.

      (b)  Regulate Heavy Equipment.  To approve the weight, size and location
           ------------------------
           of safes and other heavy equipment and articles in and about the Premises and the manner in which Tenant moves such heavy equipment and articles into and out of the Premises.

      (c)  Rules and Regulations.  To adopt reasonable rules and regulations
           ---------------------
           governing Tenant's use of the Premises, the Common Areas and any enclosed walkways or Parking Facility attached or adjacent to the Building, provided that such rules and regulations will not conflict with the terms and conditions of this Lease.

      (d)  Landlord Control.  Landlord will have the right to close any portion
           ----------------
           of the Building or Land to the extent as may, in Landlord's reasonable opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein. Landlord will at all times have full control, management and direction of the

         Premises, subject to the rights of Tenant under this Lease. No implied easements are granted by this Lease.

      Section 8.2 Emergency Entry. Subject to provisions of Section 5.3, Landlord and its agents may enter the Premises at any time in case of emergency and may use any and all means which Landlord may deem proper to open the doors to the Premises during an emergency. Landlord's entry into the Premises in the event of an emergency will not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or detainer of, the Premises, or to be an eviction of Tenant from the Premises or any portion thereof.

      Section 8.3 Exhibition of Premises. Subject to provisions of Section 5.3, Tenant will permit Landlord and its agents to enter and pass through the Premises or any part thereof at reasonable times during normal business hours to: (a) post notices of nonresponsibility; (b) exhibit the Premises to Landlord's mortgagees and lienholders and to prospective purchasers or mortgagees of the Premises; and (c) during the period commencing eighteen months prior to the expiration of the Term, exhibit the Premises to prospective tenants of the Premises.


                                   ARTICLE 9
                           ASSIGNMENT AND SUBLETTING

      Section 9.1 Assignment and Subletting. Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord. Landlord's consent shall not be unreasonably withheld or delayed beyond a period of fifteen days; provided, in addition to any other grounds for denial, Landlord's consent shall be deemed reasonably withheld if, in Landlord's good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease, taking into account the fact that Tenant remains liable for the obligations of such assignee or subtenant; (ii) the proposed assignee or subtenant intends to use any part of the Premises for a purpose other than general office uses, which term shall include offices for use by medical professionals and their staff, and offices for persons or entities whose primary business consists of the delivery or administration of health services, except that no portion of the Premises shall be used as a medical clinic, surgical center, treatment facility, diagnostic center, radiology practice or other facility where medical patients are diagnosed or treated by medical or health care professionals, except as provided in Section 9.2; (iii) either the proposed assignee or subtenant, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant, occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (iv) under applicable zoning the proposed use of the Premises or the Building by the proposed assignee or subtenant would require in excess of 3.3 parking spaces per 1000 square feet of Net Rentable Area of such assigned or subleased space; or (v) the proposed assignee fails to execute an assumption agreement with Landlord that is reasonable in form. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease throughout the Term. Upon the occurrence of an Event of Default, if the Premises, or any part thereof, are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by Law, may, at its option, collect directly from such assignee or subtenant rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations hereunder.

     (a)  Notice to Landlord.  In the event Tenant desires to sublet the
          ------------------
          Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least thirty (30) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, all relevant terms of any sublease or assignment and copies of financial reports and other relevant information reasonably requested by Landlord concerning the proposed subtenant or assignee.

     (b)  Allocation of "Profits" and Expenses.  In the event Landlord consents
          ------------------------------------
          to any assignment or subletting proposed by Tenant, all sums or other economic consideration received by Tenant in connection with such assignment or subletting, whether denominated as rent or otherwise, which exceeds, in the aggregate, the "Total Tenant Costs" shall be allocated between Landlord and Tenant as follows without affecting or reducing any other obligation of Tenant hereunder: (i) Tenant shall be entitled to retain the entirety of such excess until Tenant has recovered all Total Tenant Costs; (ii) Tenant shall be entitled to retain the entirety of such excess to the extent it accrues with respect to the period prior to the expiration of the fifth Lease Year of this Lease; and (iii) Landlord and Tenant shall each be entitled to 50% of any such excess that accrues after the expiration of said fifth Lease Year. If Tenant is receiving such sublease rents or rents from its assignee directly, Tenant shall pay to Landlord its share of such excess upon Tenant's receipt of such rents, from time to time, and as Additional Rent hereunder. For purposes hereof, the phrase "Total Tenant Costs" shall be defined as the sum of the following: (i) the total amount of Rent, including all Operating Costs and all other items of Additional Rent, which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to less than all of the Premises under a sublease), plus (ii) the "Tenant Transaction Costs." For purposes hereof, the phrase "Tenant Transaction Costs" shall be defined as the aggregate reasonable and necessary costs incurred by Tenant in such assignment or subletting including, without limitation, broker's commissions, and costs of alterations and redecorating. For purposes of calculating the Total Tenant Costs in determining the amount of any Additional Rent payable by Tenant under this paragraph during the term of any such assignment or subletting, no interest shall accrue on any portion of Total Tenant Costs. The Additional Rent, if any, payable by Tenant under this paragraph shall be payable in monthly installments, or otherwise as the same becomes due, pursuant to the provisions of each respective assignment or sublease. In addition, if Landlord grants its consent to any sublease or assignment, Tenant shall pay all of the attorney's fees of Landlord reasonably incurred with respect to such assignment or sublease. If Tenant has any options to extend the term of this Lease, such options shall not be available to any subtenant or assignee, directly or indirectly.

     (c)  Recapture.  In addition to, but not in limitation of, Landlord's right
          ---------
          to approve any subtenant or assignee, Landlord shall have the option, in its sole discretion, (i) in the event of a proposed assignment of the Premises (other than as an assignment to an assignee permitted by Section 9.1), to recapture the lease and (ii) in the event of any proposed subletting which together with all other then effective sublettings of the Premises is in the aggregate more than 30% of the Premises (not including in such calculation of the Rentable Area so sublet the Rentable Area assigned or sublet to a transferee permitted by Section 9.1(d)), but less than the entire Premises and that is proposed to commence after the expiration of the fifth Lease Year, to recapture the portion of the Premises to be sublet, as of the date the subletting is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within thirty
          (30) days following Landlord's receipt of Tenant's written notice as required above. If Landlord recaptures a portion of the Premises under this subparagraph, the parties shall cooperate in the execution and delivery of an amendment that is reasonable in form and that memorializes the occurrence and effect of such recapture. Landlord shall not have the right pursuant to this subparagraph (c) to recapture any space with respect to which the applicable sublease commenced prior to the expiration of the fifth Lease Year, even though such sublease may continue by its terms after the expiration of such fifth Lease Year.

     (d)  Tenant's Affiliate Transfer.  Notwithstanding any contrary provision
          ---------------------------
          of this Lease, Tenant may without the prior consent of Landlord, at any time assign or otherwise transfer this Lease or sublease any portion of the Premises to any parent, subsidiary or affiliate corporation or entity, or any corporation resulting from the consolidation or merger of Tenant into or with any other entity, or to any person, firm, entity or corporation acquiring a majority of Tenant's issued and outstanding capital stock or substantially all of Tenant's physical assets; provided, however, the following terms and conditions shall be applicable in connection with any such assignment or transfer: (a) the use of the Premises shall remain substantially unaffected; (b) the assignee shall assume in writing the terms and conditions set forth herein to be observed and performed by Tenant in an instrument to which Landlord is a party or is expressly designated as an intended third party beneficiary; and (c) no such merger or consolidation shall be completed by Tenant unless the successor entity formed thereby shall have a consolidated net worth at least equal to the consolidated net worth of Tenant according to Tenant's last annual audited financial statement. As used herein, the expression "affiliate corporation or entity" means a person or business entity, corporate or otherwise, that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another. The word "control" means the right and power to direct or cause the direction of the management and policies of a person or business entity, corporate or otherwise, through ownership or voting securities or by contract. Nothing herein contained shall be construed as releasing Tenant from any of its liabilities or other obligations hereunder.

      Section 9.2 Massachusetts General Sublease. Tenant acknowledges that Landlord has an obligation to make up to 3,500 square feet of Rentable Area of the Premises available to Massachusetts General Physicians Organization, Inc. ("MGP") pursuant to the terms of Exhibit F. Tenant hereby agrees to sublease a portion of the Premises to MGP pursuant to a sublease (the "Sublease") in accordance with the terms of Exhibit F, the terms of this Section 9.2, and, to the extent not inconsistent with the terms of Exhibit F and this Section 9.2, on substantially the same terms and conditions as the lease from Waltham 40 LLC to MGP for space in the building at 40 Second Avenue (the "40 Second Avenue Lease").

     The Sublease will be negotiated by Landlord with MGP and will be prepared by Landlord's attorney, the cost of such attorney to be paid by Landlord. Any reasonable costs incurred by Tenant for its attorney to review such Sublease shall be paid by Landlord. The terms of the Sublease will be subject to Tenant's approval, which approval shall not be unreasonably withheld or delayed.

     Landlord and Tenant agree that MGP's premises in the Building under the Sublease (the "Sublease Space") will be on the first floor of the Premises in a suitable location designated by Tenant.

     The term of the Sublease, including all options to extend, shall be coterminous with the term and extension options of the 40 Second Avenue Lease, and the Sublease shall provide that: (i) MGP may exercise its options to extend the term of the Sublease so long as it also extends the term of the 40 Second Avenue Lease, and (ii) the term of the Sublease shall terminate upon the expiration or sooner termination of the 40 Second Avenue Lease.

     The annual net rental payable by MGP under the Sublease will be $22.00 per rentable square foot net during the initial term of the Sublease. In the event that MGP extends the Sublease, Tenant will not be obliged to pay Landlord as rent for the Sublease Space, during any extension term of the Sublease, any more money than is received by Tenant as rent under the MGP Sublease.

     Landlord will construct the Sublease Space in accordance with the terms of the Sublease. Landlord will provide to MGP a buildout allowance of $23.00 per rentable square foot for the Sublease Space and the amount provided by Landlord to MGP will reduce the Leasehold Improvements Allowance provided by Landlord to Tenant under Exhibit C of this Lease. Tenant will not be obligated to contribute to the buildout for MGP.

     In the event that Associated Radiologists of Boston, Inc. ("ARB") or its assignee shall terminate its lease in the building at 40 Second Avenue (the "ARB Lease"), or if the ARB Lease is terminated for any reason, or if the ARB Lease is amended or modified in such a manner that the owner of the building at 40 Second Avenue shall no longer be precluded by the ARB Lease from leasing of any other space in the building at 40 Second Avenue for the operation of a radiology practice, then Landlord will use reasonable efforts to relocate MGP to the building at 40 Second Avenue, provided that Landlord shall have no obligation to so relocate MGP if the cost to Landlord of such relocation will exceed $50,000. Tenant agrees that the Sublease shall not obligate MGP to relocate to the 40 Second Avenue Building and agrees that Landlord shall have no further obligation or liability if MGP does not agree to a relocation.

     At such time as MGP shall surrender the Sublease Space, Tenant agrees to accept the Sublease Space in its then "as is condition" subject to the obligation of MGP to surrender such space in accordance with the terms of the Sublease, and provided that, in any event, Landlord will cause to be removed any special conditions or equipment associated with the use of the Sublease Space for a radiology practice.

     Landlord will cause Waltham 40 LLC, the landlord of the building at 40 Second Avenue, to agree to be bound by the terms of this Section 9.2.

                                  ARTICLE 10
                       DAMAGE BY FIRE OR OTHER CASUALTY

      Section 10.1 Termination Options. If the Premises are damaged by fire or other casualty, Landlord will, within 30 days of the date of such damage, notify Tenant in writing of the time necessary to repair or restore such damage, as estimated by Landlord's architect, engineer or contractor. If (i) such damage occurs during the 12-month period that ends on the last day of the initial Term, if Tenant has not exercised its Extension Option, or during the last twelve months of the Extension Term, if Tenant has exercised its Extension Option, and if such estimate states that repair or restoration of all of such damage that was caused to the Premises cannot be completed within 180 days from the date of such repair or restoration is commenced, or (ii) the loss is of a nature which Landlord is not required by this Lease to insure against, then both Tenant and Landlord will have, as their respective sole remedies in connection with such condition, the option to terminate this Lease. If such damage is of a nature which is not required to be insured against by Landlord in accordance with
Section 7.1(a) through (f) and if the cost to repair such damage is determined to be in excess of $500,000.00 then Landlord will have the option to terminate this Lease. Any option to terminate granted above must be exercised by written notice to the other party given within 10 days after Landlord delivers to Tenant the notice of estimated repair time. If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 10 days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period.

      Section 10.2 Repair Obligations. If the Premises are damaged by fire or other casualty and neither party terminates this Lease according to Section 10.1, then Landlord will repair and restore such damage with reasonable promptness, subject to delays for insurance adjustments and delays caused by matters beyond Landlord's control. Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this lease if such repairs and restoration are not in fact completed within the estimated time period, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion; provided, however, that if Landlord fails to complete such repairs and restoration within 270 days (which period shall not be extended by any Permitted Delays) from the date of the casualty, Tenant's sole remedy shall be to terminate this Lease by notice to Landlord given prior to such completion. In no event will Landlord be obligated to repair, restore or replace any of the property by reason of any damage which is of a nature which is required to be insured against by Tenant in accordance with Section 7.2.

      Section 10.3 Rent Abatement. If any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated according to Section 10.1, then Rent will abate beginning on the date of such damage. Such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 10.2. Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises bears to the entire Premises. In no event will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage; provided, however, that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant's business and use of such portion of the Premises during the period of repair.

                                  ARTICLE 11
                                EMINENT DOMAIN

      Section 11.1 Termination. If the whole of the Premises is taken by any public authority under the power of eminent domain, this Lease will terminate as of the day possession is taken by such public authority. If more than 15% of the Rentable Area of the Building is taken, or if so much of the Land is taken that Tenant is permanently deprived of the use of more than 25% of the Parking Facility previously available on the Land (and such spaces cannot be reconstructed on the remaining Land or any adjacent land acquired by Landlord for that purpose within 90 days after Tenant is so deprived of such use), by any public authority under the power of eminent domain, then Tenant may, by notice to Landlord, terminate this Lease as of the day possession is taken by such public authority. In case of any such termination, Landlord will make a pro rata refund of any prepaid Rent.

      Section 11.2 Award; Restoration. All damages awarded for such taking under the power of eminent domain or any like proceedings will belong to and be the property of Landlord. Tenant hereby assigns to Landlord its interest, if any, in such award, except that Tenant will have the right to prove in any condemnation proceedings and to receive any award which may be made for relocation benefits and moving expenses. Anything in this Article 11 to the contrary notwithstanding, in the event of a partial condemnation of the Premises where this Lease is not terminated, (i) Landlord will, at its sole cost and expense, restore the Premises (other than any alterations or improvements installed by Tenant) to a complete architectural unit (but Landlord's restoration obligations will be limited to restoration and repair of the Base Building and Leasehold Improvements and Landlord will not be obligated to commence any restoration if the cost of such restoration is in excess of the condemnation award available to Landlord), and (ii) the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease will be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by a fraction, the numerator of which is the fair market rent of the Premises after such taking and after the same has been restored to a complete architectural unit, and the denominator of which is the fair market rent of the Premises prior to such taking.

                                  ARTICLE 12
                             SURRENDER OF PREMISES

      Section 12.1 Surrender of Possession. On the last day of the Term, or on the earlier termination of this Lease, Tenant will peaceably surrender the Premises in good order, condition and repair consistent with Tenant's duty to make repairs as provided in this Lease. On or before the last day of the Term, or on the earlier termination of this Lease, Tenant will, at its sole cost and expense, remove all of its property and trade fixtures and equipment from the Premises and patch any holes in the walls, floor or ceiling that remain as a consequence of such removal. Subject to Section 6.3, all alterations, additions and fixtures, other than Tenant's trade fixtures and equipment which have been made or installed by either Landlord or Tenant upon the Premises, will remain the property of Landlord and will be surrendered with the Premises as a part thereof. Upon the expiration of the Term or earlier termination of this Lease, Tenant will promptly surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and will provide Landlord with combinations to any vaults, locks and safes left on the Premises.

      Section 12.2 Holding Over. Tenant will, at the expiration or earlier termination of this Lease, yield up immediate possession of the Premises to Landlord. If Tenant retains possession of the Premises, or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes the creation of a month to month tenancy upon the terms and conditions set forth in this Lease; provided, however, that the monthly Base Rent shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to 150% of the Base Rent being paid monthly to Landlord under this Lease immediately prior to such termination.

                                  ARTICLE 13
                                QUIET ENJOYMENT

      Section 13.1 Quiet Enjoyment. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord or any person or entity claiming by, through, or under Landlord, subject to the terms and provisions of this Lease.

                                  ARTICLE 14
                              DEFAULT AND REMEDIES

      Section 14.1 Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease (individually, an "Event of Default" and collectively, "Events of Default"):

     (a) Base Rent and Operating Costs.  Tenant shall fail to pay any monthly
         -----------------------------
     installment of Base Rent or Operating Costs when due, and such failure shall continue for a period of five (5) days after notice from Landlord; provided, if Tenant is late in the payment of any such monthly installment more than three times during the Term, thereafter Landlord may require Tenant to pay such monthly installments via wire transfer;

     (b) Other Monetary Defaults.  Tenant shall fail to pay any Rent, other than
         -----------------------
     a monthly installment of Base Rent or Operating Costs, on or before the first day of the next calendar month after the month in which Tenant receives notice of such other Rent, if Tenant receives such notice on or before the tenth day of the calendar month, or on or before the first day of the second calendar month after the month in which Tenant receives such notice if Tenant receives such notice after the tenth day of the month;

     (c) Liens.  Tenant shall fail to discharge any lien placed upon the
         -----
     Premises in violation of Section 6.2 within (20) days after Tenant receives notice that any such lien or encumbrance is filed against the Premises; or

     (d) Other Breach.  Tenant shall fail to comply with any term, provision or
         ------------
     covenant of this Lease (other than the foregoing in this Article 14), and shall not cure such failure within thirty (30) days after notice; provided, in the event such default cannot reasonably be cured within such thirty
     (30) day period, an Event of Default shall not be deemed to have occurred so long as Tenant commences an effective cure within said thirty (30) day period and prosecutes such cure diligently to completion.

      Section 14.2 Remedies. Upon the occurrence of any of such Events of Default, Landlord, at its option, shall have one or more of the following described remedies:

     (a) Termination.  Landlord may terminate this Lease and Landlord may, at
         -----------
     Landlord's option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof, without such termination, entry and possession releasing Tenant, in whole or in part, from its obligations hereunder, including Tenant's obligation to pay Base Rent, Operating Costs and all other sums payable by Tenant hereunder, for
     the full Term.   Landlord shall use reasonable efforts to relet the
     Premises for such rent and upon such terms as Landlord shall reasonably determine (including, without limitation, the right to relet the Premises as part of a larger area and the right to change the character or the use made of the Premises), and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting or to accept any lease which Landlord reasonably determines is not consistent with the then existing market or is not approved by Landlord's mortgagee. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent Landlord reasonably deems necessary or desirable. All rentals and other sums received by Landlord from any such reletting shall be applied as follows: first, to the payment of any amounts, other than Rent, due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such alterations, repairs, additions and redecorating; third, to the payment of Landlord's expenses of reletting, including, without limitation, broker's commissions, attorneys' fees and lease inducements, such as moving or leasehold improvement allowances and unexpired free rent periods; fourth, to the payment of Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than the

     Rent to be paid during said month by Tenant hereunder, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding any such termination and collection by Landlord of Rent from Tenant for a portion of the remaining Term, Landlord may at any time elect to seek damages as provided in (b) below.

     (b) Damages in the Event of Termination.  It is acknowledged that the
         -----------------------------------
     damages that would be incurred by Landlord in connection with the termination of this Lease following a default by Tenant would be difficult to estimate or ascertain. Notwithstanding any contrary provision herein, in the event Landlord elects to terminate this Lease and re-enter and take possession of the Premises, Landlord may, provided that any action to recover such damages pursuant to this Section 14.2(b) is commenced by Landlord within twelve (12) months following termination of this Lease pursuant to Section 14.1(a), in lieu of continuing to collect Rent from Tenant for the remainder of the Term under (a) above, recover from Tenant, as liquidated damages, an amount equal to the sum of the following: (i) all unpaid Rent that is then payable by Tenant hereunder; plus (ii) a sum of money equal to the difference between the (A) entire amount of Rent that would be thereafter payable under the Lease and ending upon the original date of the expiration of the Term, less (B) the fair market rent for the Premises for the same period, which difference (if positive) shall be immediately due and payable upon demand but which shall be discounted to present value using a discount rate equal to the discount rate of the Federal Reserve Bank of Boston as of the date of calculation plus two
     percent (2%).   For purposes of calculating the amount of Rent that would
     be payable under the Lease for any future period, the Base Rent shall be computed as provided in Section 4.1 and the Additional Rent component of the Rent shall be computed on the basis of the average monthly amount of Rent accruing during the twenty-four (24) month period immediately preceding the default to which such termination relates (exclusive of any months in which Tenant received abated rent or in which the tax parcel upon which the Land is situated was not fully assessed for the value of the Building); provided, however, if the default occurs prior to the expiration of the first twenty-four (24) months of the Lease, then the Rent shall be computed on the basis of the average monthly amount of Rent accruing during all months preceding the month in which said default occurred (exclusive of any months in which Tenant received abated rent or in which the tax parcel upon which the Land is situated was not fully assessed for the value of the Building).

     (c) Tenant's Property.  Any personal property of Tenant remaining in the
         -----------------
     Premises after the expiration or earlier termination of the Lease or of Tenant's right to possession of the Premises shall be deemed abandoned.
     Any and all such abandoned property may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the sole risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the property shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord's option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

     (d) Late Charge.  In the event Tenant fails to pay any portion of the Rent
         -----------
     payable by Tenant hereunder within five (5) days of the date that such amount is due, Tenant shall pay to Landlord on demand a late charge to help defray the additional cost to Landlord for processing such late payments in an amount equal to (i) so long as Tenant has not been late in the payment of any element of Rent more than two times during the preceding twelve (12) month period, interest on such installment or other charge from the date such installment or charge was due at a per annum rate equal to the Interest Rate until paid in full, or (ii) after Tenant has been late in the payment of any element of Rent more than three times during the preceding twelve (12) month period, five percent (5%) of such installment or other charge that is so overdue in any month, and two percent (2%) each month thereafter until paid in full. Such late charge shall be Additional Rent hereunder and the failure to pay such late charge within five (5) days after demand therefor shall be an Event of Default hereunder. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

     (e) Consequential Damages.  In no event shall Tenant be liable for any
         ---------------------
     indirect, incidental, special, punitive or consequential damages, including lost profit or revenues, even if informed of their possibility.

     (f) Miscellaneous.  Pursuit of any of the foregoing remedies shall not
         -------------
     preclude pursuit of any of the remedies herein provided or any other remedies available at law or in equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to the non-breaching party by reason of the violation of any term, provision and/or covenant herein contained. No agreement to accept a surrender by Tenant of its right or possession of the Premises shall be valid unless in writing signed by Landlord. No waiver by either party of any violation or breach of any term, provision and/or covenant herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any term, provision and/or covenant herein contained. Landlord's acceptance of the payment of rental or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by either party to enforce one or more of the remedies with respect to any default shall not constitute a waiver thereof, or a waiver of any remedy in connection with any subsequent default, unless such waiver is acknowledged in writing. In the event of any litigation to enforce or interpret the terms hereof, the prevailing party shall be entitled to an award of its reasonable attorneys' fees and disbursements.

      Section 14.3 Landlord's Default. In the event of any default by Landlord, Tenant will give Landlord written notice specifying the default with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such default; provided, in the event such default cannot reasonably be cured within such thirty (30) day period, an event of default shall not be deemed to have occurred so long as Landlord commences an effective cure within said thirty (30) day period and prosecutes such cure diligently to completion. If Landlord shall fail to cure such default as provided in the preceding sentence, or if, in the event of an emergency condition affecting safety, the operation of major Building systems or otherwise materially affecting Tenant's use and enjoyment of the Premises, Landlord does not promptly commence and diligently pursue such cure, Tenant will be entitled to exercise any right or remedy available to Tenant at law or in equity by reason of such default except to the extent expressly waived or limited by the terms of this Lease, and, provided that Tenant stated in such notice of default to Landlord that Tenant intends to effect its self-help rights under this
Section 14.3, Tenant may proceed to cure Landlord's default and commence an action against Landlord to recover the amount reasonably expended by Tenant in doing so, plus interest thereon at the Interest Rate from the date incurred to the date of payment by Landlord. Notwithstanding any contrary provision herein, if Landlord shall fail to perform any covenant, term or condition of this Lease required to be performed by Landlord, if any, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of (i) installments of Rent then or thereafter due to Landlord, or (ii) the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Building, but subject to the rights of any Mortgagee, as hereinafter defined, and neither Landlord nor any officer, agent, trustee, beneficiary or general or limited partner of Landlord, or other person or entity having an interest in Landlord shall be personally liable for any deficiency; provided, the foregoing shall not limit any right that Tenant might have to obtain injunctive relief against Landlord or to maintain any suit or action in connection with the enforcement or collection of damages to the extent that such damages are payable under policies of liability insurance maintained by Landlord. Notwithstanding the foregoing, however, if Tenant has been notified of the name and address of any mortgagee, ground lessor, trust deed holder, and/or sale-leaseback lessor of Landlord's interest in the Premises ("Mortgagee"), then Tenant will not exercise any remedy as a result of Landlord's default unless and until Tenant has given any such Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord simultaneously with the delivery of notice to Landlord. Any disputes as to the availability or exercise of Tenant's self-help rights under this Section shall be subject to Arbitration pursuant to Article 20 hereof.

     In no event shall Landlord be liable for any indirect, incidental, special, punitive or consequential damages, including lost profit or revenues, even if informed of their possibility.

      Section 14.4 Legal Costs. The prevailing party in any action commenced under this Lease will be entitled to recover from the non-prevailing party the prevailing party's attorneys' fees and costs.

                                  ARTICLE 15
                                 SUBORDINATION

      Section 15.1 Mortgages. Tenant accepts this Lease subject and subordinate to any ground lease and mortgage(s) now or at any time hereafter constituting a lien or charge upon the Building and the Land or the Premises; provided, however, that if the holder of any such mortgage elects to have Tenant's interest in this Lease superior to any such instrument, then, by notice to Tenant from such holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents that may be reasonably required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage; provided, it shall be a condition to Tenant's obligation to subordinate to any future mortgage encumbering the Building that Tenant receives an agreement from the holder of any such mortgage that, in the event that such holder acquires the Landlord's interest in the Building, such holder shall recognize the validity of this Lease so long as Tenant is not in default hereunder beyond any applicable cure periods, subject to the limitations in Section 15.2.

      Section 15.2 Attornment. If Landlord's interest in the Premises is transferred to any person or entity ("Transferee") as a result of the foreclosure of a mortgage or deed of trust encumbering the Premises or the termination of a ground lease of the Premises or other proceedings for the enforcement of a mortgage, deed of trust or ground lease or by taking a deed in lieu of foreclosure or otherwise, Tenant will not disaffirm this Lease or any of its obligations under this Lease and Tenant will, unless otherwise notified in writing by Transferee, immediately and automatically attorn to Transferee and this Lease will continue in full force and effect as a direct lease between Tenant and Transferee upon the same terms and conditions of this Lease except that Transferee will not be (a) subject to any offsets or defenses which Tenant might have against Landlord, other than those expressly provided for in this Lease; (b) bound by any prepayment by Tenant of more than one month's installment Rent; or (c) obligated to perform any of Landlord's obligations under this Lease except during the period of Transferee's ownership of the Premises. Tenant's right of first offer pursuant to Section 2.4 shall be binding upon any Transferee.

      Section 15.3 Tenant's Notice of Default. Provided the Landlord or any Mortgagee which has notified Tenant in writing (by the way of a notice of assignment of lease or otherwise) of its address, Tenant will give such Mortgagee, a copy of any notice of default which Tenant delivers to Landlord and based upon which Tenant asserts the right to an abatement of any Rent or to terminate this Lease, simultaneously with Tenant's delivery of the notice to Landlord, by registered or certified mail, return receipt requested. Any such Mortgagee will have the right to cure any alleged default during the same period that Landlord has to cure such default and if such Mortgagee cures such alleged default, the Mortgagee's performance will be deemed performance on behalf of Landlord and the performance will be accepted by Tenant as if performed by Landlord. Tenant shall not be entitled to any abatement of Rent or to terminate this Lease until Tenant has delivered a copy of the relevant notice or notices to any Mortgagee or Mortgagees pursuant to this Section 15.3 and afforded such Mortgagee or Mortgagees the cure rights provided for in this Section 15.3.

      Section 15.4 Estoppel Certificates. Tenant agrees from time to time upon not less than 10 days' prior written request by Landlord to deliver to Landlord a statement in writing certifying

(a) that the form of the Lease attached to such certificate is a true and correct copy of this Lease, (b) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect and stating that the modifications have been attached to the certificate); (c) Tenant is in possession of the Premises and Rent is accruing under the Lease in accordance with the terms hereof (or, if not, indicating the status); (d) the dates to which the Rent and other charges have been paid; (e) to Tenant's knowledge, neither Landlord nor Tenant is in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (f) the amount of monthly rental currently payable by Tenant; (g) the amount of any prepaid Rent, (h) that Tenant has accepted the Premises in its then current condition (or if there is Landlord's Work not yet completed stating the nature of such Work, to Tenant's knowledge) and Landlord has no further obligation to provide any tenant inducements (or if there is any remaining tenant inducement not yet provided, stating the nature thereof, to Tenant's knowledge), and (i) such other matters as may be reasonably requested by Landlord or any Mortgagee or prospective purchaser of the Premises. If Tenant does not deliver such statement to Landlord within such 10 day period, and Landlord delivers a notice to Tenant advising it of its failure to respond within such 10 day period, and Tenant further fails to deliver such statement to Landlord within five days after receiving such follow-up notice, Landlord and any prospective purchaser or Mortgagee of the Premises may conclusively presume the truth of and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by Landlord; (iii) that the current amounts of the Base Rent are as represented by Landlord; (iv) that there have been no subleases or assignments of the Lease; (v) that not more than one month's Base Rent or other charges have been paid in advance; (vi) that Tenant has accepted the Premises in its current condition; and (vii) that Landlord is not in default under the Lease. In such event, Tenant will be estopped from denying the truth of such facts.

     Landlord agrees from time to time upon not less than 10 days' prior written request by Tenant to deliver to Tenant a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect and stating the modifications); (b) the dates to which the Rent and other charges have been paid; (c) to Landlord's knowledge, Tenant is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (d) the amount of monthly rental currently payable by Tenant; (e) the amount of any prepaid Rent, and (f) such other matters as may be reasonably requested by Tenant, any prospective sublessee of the Premises, assignee of this Lease or purchaser of Tenant's business. If Landlord does not deliver such statement to Tenant within such 10 day period, and Tenant delivers a notice to Landlord advising it of its failure to respond within such 10 day period, and Landlord further fails to deliver such statement to Tenant within five days after receiving such follow-up notice, Tenant and any prospective sublessee or assignee or purchaser of Tenant's business may conclusively presume the truth of and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Tenant; (ii) that this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by Tenant; (iii) that the current amounts of the Base Rent are as represented by Tenant; (iv) that not more than one month's Base Rent or other charges have been paid in advance; and (v) that Tenant is not in default under the Lease. In such event, Landlord will be estopped from denying the truth of such facts.

                                  ARTICLE 16
                               USE AND COMPLIANCE

      Section 16.1 Permitted Use. Tenant covenants to use the Premises only for general office purposes and information technology consulting services and placement, which use shall also include offices for medical professionals and their staff and offices for persons or entities whose primary business consists of the delivery or administration of health services, except that no portion of the Premises shall be used as a medical clinic, surgical center, treatment facility, diagnostic center, radiology or other facility where medical patients are diagnosed or treated by medical or health care professionals, except as provided in Section 9.2. Tenant will not keep anything on or about the Premises which would invalidate any insurance policy required to be carried on the Premises by Landlord or Tenant pursuant to this Lease, unless such insurance can be kept in force by endorsement and Tenant agrees to pay, as Additional Rent, the additional premium for such endorsement. Tenant will not place a load upon any floor of the Premises exceeding the floor load per square foot area set forth in the Base Building Plans and Paragraph 1 of Exhibit B.
                                                    ---------

      Section 16.2 Compliance with Laws and Recorded Covenants. Tenant will not use the Premises or permit anything to be done in or about the Premises which will, in any way, conflict with any Laws now in force or which may hereafter be enacted or promulgated. Except where this Lease makes Landlord responsible for compliance with Laws applicable to office uses generally, Tenant will, at its sole cost and expense, promptly comply with all Laws now in force or which may hereafter be in force, and with the requirements of any fire insurance underwriters or other similar body now or hereafter constituted relating to or affecting Tenant's use or occupancy of the Premises or the condition of any portion of the Premises which Tenant is obligated to maintain pursuant to Section 10.1. Landlord represents that all recorded covenants, conditions, and restrictions affecting the Premises as of the date of this Lease (the "Existing Encumbrances") are referred to in the schedules attached as Exhibit E. Tenant will not do anything to violate or cause Landlord to be in
---------
violation of the Existing Encumbrances. Landlord may hereafter enter into any easements, covenants, conditions, and restrictions affecting the Premises and may enter into or amend the Ground Lease (including granting to the ground lessee and tenants and occupants of 40 Second Avenue the right to use up to 230 parking spaces in the Parking Facility, but not in any event more than the number of spaces by which the total number in the Parking Facility exceeds the number of spaces to which Tenant is entitled pursuant to Section 4.4 hereof), create a condominium upon the Premises and 40 Second Avenue, or subdivide any parcel or parcels of land which may include the Premises with Tenant's consent, which consent shall not be unreasonably withheld, so long as such actions which do not materially impair any of Tenant's rights or materially increase any of Tenant's obligations under this Lease ("Future Encumbrances"). Tenant shall also, upon receiving a copy of any Future Encumbrance, comply with such Future Encumbrances to the extent that doing so will not materially impair any of Tenant's rights or obligations under this Lease. Except with respect to any Alterations or other work installed or to be installed in the Premises by Tenant, Landlord represents that when possession of all of the Premises is tendered to Tenant with the Landlord's Work Substantially Completed, the Premises will comply in all material respects with all applicable Laws in effect on the date of this Lease.

      Section 16.3 Landlord's Covenants. To the best of Landlord's actual and not constructive knowledge, as of the Commencement Date the Building (including the Premises and all common areas) shall be free of all Hazardous Substances that are not in compliance with applicable Environmental Laws. Upon request of Tenant, Landlord shall provide Tenant a copy of whatever environmental reports or assessments concerning the Land or Building that may be in Landlord's possession or under Landlord's control. In the event that, during the Term, Tenant discovers the existence in the Premises or the Building of Hazardous Substances other than those handled by Tenant, handled by a sublessee of Tenant or other party that has occupied any portion of the Premises after acquiring all or any portion of Tenant's rights hereunder, or handled by another tenant or other occupant of the Building subsequent to the Commencement Date, and if such Hazardous Substances have not been handled in compliance with all applicable Environmental Laws (such hazardous materials, that have not been handled in compliance with all applicable Environmental Laws being defined as "Building Unlawful Hazardous Materials"), then Landlord shall, as its sole obligation and responsibility to Tenant, (a) commence within sixty (60) days after Landlord receives from Tenant notice of such breach or discovery, as the case may be, and verifies the accuracy of such claim by Tenant, a removal, encapsulation or other containment program reasonably elected by Landlord which is required by and complies with applicable Laws, and (b) diligently prosecute such program to completion, including any required monitoring or reporting activities, in such a manner as will make the Premises free from Building Unlawful Hazardous Materials in accordance with the standards promulgated in applicable Environmental Laws. Notwithstanding the foregoing, Landlord shall indemnify Tenant from and against any claim made by, or liabilities or judgments owed to, third parties to the extent that the damages forming the basis thereof are caused by the presence, now or hereafter, of any Hazardous Substances that have been placed, stored or generated in the Premises by Landlord and, to the extent that Landlord is so obligated to indemnify Tenant, Landlord's duty of indemnification shall survive the termination of the Lease.

      Section 16.4 Tenant's Covenants. Tenant shall at all times comply, and cause its subtenants, contractors, employees and agents to comply, with applicable local, state and federal laws, ordinances and regulations relating to Hazardous Substances. "Hazardous Substances" means (1) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants that (A) pose a hazard to the Premises, Building or Land or to persons on or about the Premises, Building or Land or (B) cause the Premises, Building or Land to be in violation of any hazardous materials Laws; (2) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, or radon gas; (3) any chemical, materials or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", or "toxic substances", or words of similar import under any applicable Environmental Law;
(4) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises, Building or Land or the owners and/or occupants of property adjacent to or surrounding the Land, or any other person or entity coming upon the Land or adjacent property; and (5) any other chemical, material or substance that may or could pose a hazard to the environment. Tenant shall not: (i) use the Premises, Building or Land for the storage of Hazardous Substances except for such activities that are part of the course of Tenant's ordinary business (the "Permitted Activities"); provided, such Permitted Activities are conducted in accordance with all applicable Environmental Laws, and have been approved in advance in writing by Landlord;
(ii) use the Premises, Building or Land as a landfill or dump; or (iii) install any underground tanks of any type at the Land. Tenant shall at its own expense maintain in effect any and all permits, licenses or other governmental approvals, if any, required for Tenant's use of the Premises and require the same of any subtenants. Tenant shall make and cause any subtenant to make all disclosures required of Tenant by any Laws, and shall comply and cause subtenant to comply with all orders concerning Tenant's use of the Premises issued by any governmental authority having jurisdiction over the Premises and take all action required by such governmental authorities to bring the Tenant's activities on the Premises into compliance with all environmental and other Laws affecting the Premises. If at any time Tenant shall become aware, or have reasonable cause to believe, that any Hazardous Substance has been released or has otherwise come to be located on or beneath the Land, Tenant shall, give written notice of that condition to Landlord. Tenant shall be responsible for, and shall indemnify, defend and hold Landlord harmless from and against, all environmental claims, demands, damages and liabilities, including, without limitation, court costs and reasonable attorneys' fees, if any, arising out, or in connection with the generation, storage, disposal or other presence of any Hazardous Substance in, on or about the Premises, Building or Land that occurred during the Term and that was caused or permitted by Tenant or its subtenants, contractors, agents or employees. The indemnification provided by this Paragraph shall survive the expiration or earlier termination of this Lease. Tenant shall be entitled to control any regulatory or other proceedings for which Tenant is responsible under this
Section 16.4, including the right to contest in good faith any at no risk to Landlord any potentially applicable statutes, regulations, or other governmental determinations, provided that Landlord shall at all times have the right to join in and/or be notified of the status of any such proceedings.

                                  ARTICLE 17
                                   CAFETERIA

      Section 17.1 Cafeteria. Landlord shall furnish and equip a full service cafeteria in a certain space (the "Cafeteria Space") of approximately 3,000 square feet of Rentable Area in the location to be specified in the Base Building Plans, in accordance with the Preliminary Plans and the Cafeteria Plan to be prepared by Landlord consistent with the Preliminary Plans and approved by Tenant. Tenant shall enter into a contract with the operator selected by
Tenant, acting with input from and consultation with Landlord.   The initial
cost of constructing, furnishing, and equipping such Cafeteria Space in accordance with the Preliminary Plans and the Cafeteria Plan to be prepared by Landlord and approved by Tenant shall be included as part of the Base Building. The Cafeteria Space shall be included in the calculation of the number of square
feet of Rentable Area in the Premises.   In addition, and notwithstanding any
contrary provision herein, all costs incurred by Landlord in connection with such cafeteria including, without limitation, utilities, janitorial and repairs and maintenance of furniture, fixtures and equipment shall be included as part of Operating Costs. Tenant shall be responsible for all costs incurred in connection with any Alteration to the Cafeteria and any operating losses in connection herewith. No failure of performance on the part of any operator of the cafeteria within the Cafeteria Space shall constitute a default by Landlord under the Lease. Tenant may change the operator of the Cafeteria at any time and at Tenant's cost; Tenant shall consult with Landlord in good faith to replace such operator with an alternative qualified food service vendor. Tenant may discontinue operation of the Cafeteria Space at any time and use the Cafeteria Space for other purposes permitted hereby, but on the expiration or termination of the Lease, the Cafeteria Space and all equipment installed therein by Landlord as part of the Base Building (or replacements thereto) shall be surrendered to Landlord in accordance with Section 12.1.

                                  ARTICLE 18
                                 FITNESS SPACE

      Section 18.1 Fitness Space. Landlord shall construct or install a fitness room complete with showers and lockers in a certain space (the "Fitness Space") of approximately 2,000 square feet of Rentable Area in a location in the Building to be specified in the Base Building Plans in accordance with the Preliminary Plans and the Fitness Plan to be prepared by Landlord in accordance with the Preliminary Plans and approved by Tenant. The initial cost of constructing the Fitness Space in accordance with the Preliminary Plans and the Fitness Space Plan to be prepared by Landlord consistent with the Preliminary Plans and approved by Tenant shall be included as part of the Base Building; provided, Tenant shall be solely responsible for installing exercise equipment therein and managing the Fitness Space. The Fitness Space shall be included in the calculation of the number of square feet of Rentable Area in the Premises. In addition, and notwithstanding any contrary provision herein, all costs incurred by Landlord in connection with such Fitness Space including, without limitation, redecorating, janitorial, repairs and maintenance of fixtures and equipment and utilities, shall be included as part of Operating Costs. Such fitness equipment shall be owned by Tenant and may be removed by Tenant upon expiration or termination of the Lease. Tenant may discontinue operation of the Fitness Space at any time and use the Fitness Space for other purposes permitted hereby, but on the expiration or termination of this Lease, the Fitness Space and all the equipment installed therein by Landlord as part of the Base Building (or replacements thereto) shall be surrendered to Landlord in accordance with
Section 12.1.

                                  ARTICLE 19
                                TENANT'S SIGNAGE

Tenant shall have the right to purchase, install or replace, at Tenant's sole cost and expense (except as set forth below with respect to the "Signage Allowance"), certain signage (the "Building Signage") that depicts the trade name and/or mark of the business being conducted and that shall be mounted in a location approved by Landlord (which approval will not be unreasonably withheld) on the exterior of the Building; provided, Tenant's right to install and replace the Building Signage shall be subject to the following terms and conditions:

     (a) Tenant shall, at its sole cost, obtain and maintain in full force and effect all requisite governmental permits and approvals for the installation, maintenance and replacement of such Building Signage (collectively, the "Municipal Approvals"), and acknowledges that Landlord does not represent that any such approvals shall be forthcoming.

     (b) Prior to the installation and replacement of any such Building Signage, Tenant shall deliver notice to Landlord (the "Signage Notice") certifying that all requisite governmental approvals have been obtained and including plans and specifications, that designate the design, size, color, composition, method of illumination, if any, and method and timing of installation of the Building Signage.

     (c) The plans and specifications included in the Signage Notice shall be subject to Landlord's written consent, which consent shall not be unreasonably withheld.

     (d) The design, construction, installation and operation of all such Building Signage (and all necessary structural supports) shall be performed by Tenant at Tenant's sole cost and expense and in accordance with the plans and specifications that have been approved by Landlord in writing.

     (e) Tenant shall, at its sole cost, maintain all such Building Signage and associated wiring in a first class condition and shall perform all repairs and replacement reasonably necessary to maintain compliance with such standard.

     (f) Tenant shall, at its sole cost, repair any damage to the Building caused by the installation, maintenance, operation or replacement of such Building Signage, including, with limitation, water leaks or other problems occasioned by any penetration of the exterior shell of the Building, all at Tenant's sole cost and expense.

     (g) Tenant shall, at its sole cost, obtain and keep in full force and effect any and all licenses, permits and other governmental approvals which are or may become required for the operation and use of such Building Signage.

     (h)  Tenant shall assume all risk of any damage to such Building Signage.

     (i) Upon the expiration or earlier termination of the Lease, Tenant shall remove the Building Signage and associated wiring and hardware visible from the inside or outside of the Building, return the Building to the condition that existed prior to the installation thereof and repair and restore any damage resulting from, or remaining after, such removal, all at Tenant's sole cost and expense, and all in accordance with all applicable Laws, including, but not limited to, all applicable Laws regarding the removal of electrical wiring.

     (j) Landlord shall provide to Tenant an allowance (the "Signage Allowance") in an amount of $15,000.00 to fund the cost of the Building Signage and Tenant's building directory signage. Payment of the Signage Allowance shall be made by Landlord to Tenant within thirty (30) days of the satisfaction of the following conditions: (i) the Rent Commencement Date has occurred, Tenant is in occupancy of the Premises in the routine conduct of its business and no event of default exists with respect to Tenant's obligation to pay Rent; and
          (ii) Landlord has received full lien waivers from all contractors supplying labor and materials in connection with the Building Signage.

     (k) Notwithstanding the foregoing, Tenant's right to maintain the Building Signage shall terminate and be of no further force and effect upon the earlier to occur of: (i) the expiration or termination of this Lease;
          (ii) the termination of Tenant's right to possession of the Premises; or (iii) the date Tenant conducts its business in a manner that Landlord reasonably deems to be disreputable. In the event of the termination of Tenant's right to maintain such signage, Tenant shall remove the signage that is the subject of such termination, return the portion of the Building to which the signage was affixed to the condition that existed prior to the installation thereof and repair and restore any damage resulting from, or remaining after, such removal, all at Tenant's sole cost and expense.

     (l) Landlord shall not permit the installation of any signage on the exterior of the building other than the foregoing Tenant Building Signage; provided, this restriction shall not be applicable with respect to any signage identifying the name of the Building or with respect to any monument or similar ground level signage and, provided further, this restriction shall be deemed terminated upon any termination of Tenant's right to maintain the Tenant Signage.

Landlord shall not place, or permit to be placed, any signage on the exterior of the Building identifying any person or business other than Tenant, provided that Landlord shall be permitted to place signs on the exterior of the Building relating to the Parking Facility, traffic movement, building address or other informational signage.

                                   ARTICLE 20
                                  ARBITRATION

      Section 20.1  Arbitration.

     (a) Landlord and Tenant agree that Arbitration will be used to resolve any dispute with respect to the following:

          (i) any disputes arising with respect to Landlord's and Tenant's obligations under Article 3 or the Work Letter;

          (ii) Any disputes relating to the determination of Operating Costs allocable to the Premises, subject to the limitations in
                Section 4.3;

          (iii) any disputes relating to the granting, withholding or delay of any consent or approval which is specifically provided to be not unreasonably withheld;

          (iv) any disputes regarding the proper allocation of Taxes to Tenant in accordance with Section 4.7 hereof; and

          (v) any other provision in this Lease which specifically provides for Arbitration.

     (b) When any issue is to be resolved by Arbitration, Landlord and Tenant shall initially meet and attempt to agree upon the matter in question. If they have been unable to so agree within the time period specified as to such matter under this Lease, or, if no such time period is specified, within thirty (30) days, then, at the request of either party the matter will be determined by an arbitration board as provided in this Article 20. Except as provided in subsection (d) below, such arbitration will be conducted in Boston in accordance with the Accelerated Commercial Arbitration Rules of the American Arbitration Association. Within thirty (30) days after their appointment, the arbitrators so chosen shall hold a hearing at which each party may submit evidence, be heard and cross-examine witnesses, with each party having at least ten (10) days' advance notice of the hearing. The decision of the arbitrators will be final, binding and non-appealable and judgment thereupon may be rendered and enforced in any court having jurisdiction thereof. Except where specifically provided otherwise in this Lease, the arbitrator will be instructed to award costs to the prevailing party; otherwise each party shall bear its own expenses in connection with the Arbitration and the costs of its arbitrator, and the cost of the third arbitrator shall be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

     (c) The arbitration board shall consist of three (3) reputable real estate professionals with experience with first-class high rise office buildings in the Boston, Massachusetts metropolitan area. Each party shall appoint one (1) arbitrator who shall have no material financial or business interest in common with the party making the selection and shall not have been employed by such party for a period of three (3) years prior to the date of selection. If the first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, or if either party refuses or neglects to appoint an arbitrator as herein provided within twenty
          (20) days after the appointment of the first arbitrator, then such third arbitrator or such second arbitrator whose appointment was not made as aforesaid shall be appointed by the American Arbitration Association.

     (d) The decision of any two (2) of the three (3) arbitrators will control; if neither of the arbitrators selected by Landlord or Tenant agree with each other or with the independent arbitrator, the decision of the independent arbitrator will control; and such decision will be made and delivered to Landlord and Tenant by such arbitrators not later than the thirtieth (30th) day following the hearing provided for in subsection (a) above.

                                  ARTICLE 21
                                 MISCELLANEOUS

      Section 21.1 Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures owned by Tenant or placed by Tenant on, in or at the Premises or otherwise arising out of the use or occupancy of the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and if Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures placed by Tenant on, in or at the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that portion of such taxes.

      Section 21.2 Notices. All bills, statements, notices or communications, including changes of address of either party, which either party may desire or be required to give to the other shall be deemed sufficiently given or rendered if in writing and either delivered to the other party personally, sent by registered or certified mail, return receipt requested, or sent prepaid by nationally recognized air courier service, addressed to either party at the Notice Address designated in Section 1.1. The time of rendition thereof or the giving of such notice or communication shall be deemed to be the time when the same is personally delivered to the other party, deposited in the mail, or delivered to the other party by a national air courier service as herein provided. Any notice or the return of any access cards, keys, or otherwise to be given from Tenant to Landlord must be delivered in the manner set forth above.

      Section 21.3 Interpretation. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. This Lease is intended to be construed in accordance with the law of the Commonwealth of Massachusetts. If this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision hereof against any party as drafter.

      Section 21.4 Successors and Assigns. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. The term "Landlord" shall mean only the owner, from time to time, of fee title to the Premises, and in the event of the transfer by such owner of its interest in the Premises, Landlord's grantee or Landlord's successor shall, upon such transfer, become "Landlord" hereunder, thereby freeing and relieving the grantor or assignor of all covenants and obligations of "Landlord" hereunder thereafter accruing, but such covenants and obligations shall be binding during the term of this Lease upon each new owner for the duration of such owner's ownership. The term "Tenant" shall include Renaissance Worldwide, Inc. and its respective permitted successors and assigns. Tenant agrees to furnish promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease. Nothing herein contained shall give any other tenant in the Building any enforceable rights either against Landlord or Tenant as a result of the covenants and obligations of either party set forth herein.

      Section 21.5 Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope of the intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

      Section 21.6 Amendments. This Lease constitutes the entire agreement of the parties with respect to its subject matter and may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

      Section 21.7 Survival. All obligations of Landlord and Tenant hereunder not fully performed as of the expiration or earlier termination of the Lease Term shall survive the expiration or earlier termination of the Term, including, without limitation, all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary (i) to repair and restore the Premises as provided herein; and (ii) to discharge Tenant's obligation for Operating Costs or other amounts due Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being held liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this subparagraph.

      Section 21.8 Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future Laws effective during the Term, then, and in that event, it is the intention of the parties hereto that the remainder of this Lease shall be not affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms of such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

      Section 21.9 Brokerage. Landlord hereby warrants to Tenant that, except for The Beal Companies ("Landlord's Broker"), no agent, broker or finder has been retained by Landlord to represent Landlord in this transaction. Tenant hereby warrants to Landlord that, except for Lynch, Walsh & Partners ("Tenant's Broker"), no agent, broker or finder has been retained by Tenant to represent Tenant in this transaction. Landlord shall be solely responsible for paying the entirety of all commissions, fees, or compensation due to Landlord's Broker in connection with this transaction. In addition, Landlord shall pay a fee to Tenant's Broker in a total amount equal to the product of $4.00 multiplied by the total number of square feet of Rentable Area in the Premises, which fee shall be payable as follows and subject to the following conditions: (i) fifty percent (50%) of such fee shall be payable upon the full execution and delivery of the Lease; and (ii) fifty percent (50%) of such fee shall be payable upon the Tenant's occupancy of any material portion of the Premises for the routine conduct of its business and Landlord's receipt of the first installment of Base Rent due hereunder.

      Section 21.10 Record Memorandum of Lease. This lease will not be recorded but a notice of lease in form reasonably satisfactory to both parties will be recorded to be prepared by Tenant's attorney. After the occurrence of the Commencement Date, the parties will execute and acknowledge a recordable memorandum setting forth a reference to this Lease, the parties' names, the legal description of the Premises, the date on which the Commencement Date occurred, the date on which the Expiration Date is scheduled to occur and a short summary of Tenant's rights with respect to the Extension Term.

                  [remainder of page intentionally left blank]

     THIS LEASE AGREEMENT is executed and delivered as of the day and year first above written as a sealed instrument.

TENANT:                             LANDLORD:

RENAISSANCE WORLDWIDE, INC.         WALTHAM 60/10 LLC



By:  /s/                            By: /s/ William K. Hoeg
   ------------------------------      ------------------------------
Its: Associate Counsel                 William K. Hoeg, its Chief Manager

                                    and

                                    By: /s/ Michael A. Manzo
                                       ------------------------------
                                       Michael A. Manzo, its Manager

                                  EXHIBIT A-1

                           Legal Description of Site
                     on which Building is to be constructed


A certain parcel of land situated in the City of Waltham, Middlesex County, Massachusetts bounded and described as follows:

Beginning at a point in the easterly line of Second Avenue, said point being
507.27 feet southerly along the easterly line of Second Avenue from its intersection with the southwesterly line of Winter Street;

Thence turning and running S 78/degee/-31'-50" E, a distance of 219.33 feet to a point;

Thence turning and running N 11/degree/-28'-10" E, a distance of 15.00 feet to a point;

Thence turning and running S 78/degree/-31'-50" E, a distance of 51.00 feet to a point;

Thence turning and running N 11/degree/-28'-10" E, a distance of 7.00 feet to a point;

Thence turning and running S 78/degree/-31'-50" E, a distance of 28.00 feet to a point;

Thence turning and running S 11/degree/-28'-10" W, a distance of 7.00 feet to a point;

Thence turning and running S 78/degree/-31'-50" E, a distance of 30.87 feet to a point in the southwesterly line of State Highway Route 128, the previous seven (7) courses by Phase I;

Thence turning and running S 32/degree/-32'-28" E, a distance of 130.81 feet to a point;

Thence turning and running S 02/degree/-14'-43" W, a distance of 116.65 feet to a point;

Thence turning and running by a curve to the right having a radius of 4,130.00 feet, a distance of 42.97 feet to a point, the previous three (3) courses being along the southwesterly line of State Highway Route 128;

Thence turning and running by land now or formerly of Trustees of Real Estate Investment Trust of America, N 78/degree/-31'-50" W, a distance of 440.05 feet to a point in the easterly line of Second Avenue;

Thence turning and running along the easterly line of Second Avenue, N 11/degree/-28'-10" W, a distance of 237.17 feet to the point of beginning.

                                  EXHIBIT A-2

                    Legal Description of Ground Lease Parcel


                         40 SECOND AVENUE, WALTHAM, MA

A certain parcel of land situated in the City of Waltham, Middlesex County, Massachusetts, bounded and described as follows:

Beginning at a point in the easterly line of Second Avenue, said point being
507.27 feet southerly along the easterly line of Second Avenue from its intersection with the southwesterly line of Winter Street;

Thence turning and running along the easterly line of Second Avenue, N 11/degrees/-28'-10" E, a distance of 121.49 feet to a point;

Thence turning and running northeasterly by a curve to the right having a radius of 25.00 feet, a distance of 39.27 feet to a point;

Thence turning and running S 78/degrees/-31'-50" E, a distance of 11.33 feet to a point;

Thence turning and running by a curve to the right having a radius of 30.00 feet, a distance of 27.40 feet to a point;

Thence turning and running by a curve to the left having a radius of 60.00 feet, a distance of 181.67 feet to a point in the southwesterly line of State Highway Route 128, the previous four (4) courses being along the southerly line of Winter Place;

Thence turning and running southeasterly along the southwesterly line of State Highway Route 128 by a curve to the left having a radius of 312.00 feet, a distance of 70.05 feet to a point;

Thence turning and running along the southwesterly line of State Highway Route 128, S 32/degrees/-32'-28" E, a distance of 183.72 feet to a point;

Thence turning and running N 78/degrees/-31'-50" W, a distance of 30.87 feet to a point;

Thence turning and running N 11/degrees/-28'-10" S, a distance of 7.00 feet to a point;

Thence turning and running N 78/degrees/-11'-50" W, a distance of 28.00 feet to a point;

Thence turning and running S 11/degrees/-28'-10" W, a distance of 7.00 feet to a point;

Thence turning and running N 78/degrees/-31'-50" W, a distance of 51.00 feet to a point;

Thence turning and running S 11/degrees/-28'-10" W, a distance of 15.00 feet to a point;

Thence turning and running N 78/degrees/-11'-50" W, a distance of 219.33 feet to the point of beginning, the previous seven (7) courses by Phase IIA.

                                   EXHIBIT B

             Preliminary Plans and Specifications for Base Building


The Base Building Plans contemplate the construction of the Base Building of approximately 200,000 square feet of Rentable Area, as described in the Schematic Plans and Outline Specifications contained in a letter from Landlord's Representative, Peter B. Nichols, to Tenant's Representative, Duncan Andrews, dated March 12, 1998, as described in the Floor Plate & Background Drawings, Civil/Site Drawings, and the Base Building Design Documents provided by letter from Peter B. Nichols to Duncan Andrews of April 24, 1998, and as further recited below:

     1. Structural System:
        -----------------
          (a) A five level, reinforced concrete garage, one partial level below the level of Second Avenue.
          (b) Above the garage, will be a four story, structural steel moment frame office building with lightweight concrete floor system.
          (c) Standard office space live load design capacity is 80# psf.
          (d) Cafeteria and fitness areas will be 100# psf.

     2. Building Enclosure:
        ------------------
          (a) Exterior facade is a combination of Exterior Insulated Finish System ("EIFS") and red brick matching the 40 Second Avenue building.
          (b) Windows are double-glazed ("low E") window units with thermally broken, aluminum frames.
          (c) Roofing is an adhered sheet membrane system

     3. Code Compliance:
        ----------------
          (a) In full compliance with all applicable governmental rules, regulations and building codes, including but not limited to, ADA, MSBC.
          (b) Complying with Massachusetts Access Board requirements every toilet room on tenant floors will have disabled access facilities.
          (c) Exception: Private Executive Balconies will not be ADA accessible, as permitted by code.
          (d) Corridors will be constructed as necessary to demise the Premises in accordance with requirements under applicable codes for single tenant full floor occupancy.

     4. Elevators:
        ----------
          (a) Four geared-traction passenger elevators of 3,500 lb capacity, 400 fpm, will serve parking garage levels P2, P3, P4, P5 and office levels 1,2,3 &4.
          (b) Passenger cabs have bi-parting entrance doors, with a $20,000 premium cab finish allowance over vendor standard ($5,000 per cab).
          (c) One geared-traction freight elevator, 4,500 lbs capacity, 150 fpm, serving parking garage level P2 and office levels 1,2,3 &4.

     5. HVAC System:
        ------------
          (a) Six rooftop heating & cooling air conditioning units serve the tenant spaces, vertically zoned, and one unit serves the atrium (common) area. Each roof-top AC unit is sized to provide
          /plus minus/25,000 cfm with /plus minus/75 tons cooling capacity. Any combination of the rooftop units can be operated during any 24 hour period to provide full service to tenant areas.
          (b) Packaged heat/air conditioning units have double-walled casings, return-air fans and exhaust boxes, filtered outside air intake sections, with remotely-controlled supply fans, vibration-control devices. They have gas fired heating and electrically powered direct exchange cooling sections, with packaged condensing units.
          (c) Supply and return air distribution is made via proportionately sized medium pressure trunk lines located in vertical duct shaftways in the building core area, capped and available for Tenant connection, at the shaft walls at each floor.
          (d) Within the Premises and as part of the Leasehold Improvements, tempered air distribution is made on each floor to electrically powered VAV boxes via medium and low pressure ductwork, with requisite fire dampers, diffusers, return air grilles, and automatic temperature control systems.
          (e) Design Parameters (Per Energy Code):
               (i)    20 cfm per person at one person per 150 square feet
               (ii) Summer: 75/degrees/F dry bulb at 88/degrees/F dry bulb/ 74/degrees/F wet bulb outside
               (iii)  Winter: 70/degrees/F dry bulb at 0/degrees/F outside
          (f) All special requirements for supplemental cooling will be provided by Tenant via independent split systems installed at designated roof locations and distributed to specific floor locations by dedicated shaftways.
          (g) Overtime operation is at Tenant option by turning on any combination of rooftop units to serve necessary areas for 24 hour service.

     6. Electrical System:
        ------------------
          (a) Electric service is provided from main switchboard located in P2 level electrical room. The 2,000 amp switchboard will serve the HVAC equipment and building common area loads, and a 4,000 amp switchboard will serve the Tenant's lighting and power requirements. Tenant can configure for check-metering based on the master meter.
          (b) Secondary (480 volt) electrical power distribution is via risers to each floor (electric closet) for Tenant connection and further distribution via 480 / 120 volt transformers, lighting & power panels.
          (c) Service to each floor's electric closet is sized to provide 6.5 watts per square foot for Tenant lighting, supplemental AC units and other power requirements. The main switchboard, on the 1st floor, is sized for an additional 2 watts per square foot.
          (d) The oil-fired, rooftop mounted, emergency generator for the base building systems is 550 KW capacity, using a 500 gallon storage tank located in the garage, designed for 10 hours of continuous operation, to serve life safety loads, including:

               (e)  Emergency Egress
               (f)  Exitways
               (g)  Fire Pump Operation
               (h)  Fire Alarm System
               (i)  One Elevator
               (j)  Stair Pressurization
               (k)  Atrium Smoke Exhaust

     7. Plumbing:
        ---------
          (a) Capped cold water, plugged sanitary and capped vent lines are located in core area vertical wet stacks for connection of Tenant-provided plumbing facilities
          (b)  Toilet / Washrooms:
               (i) To be located within the core area of each floor sized for 1 person per 165 sq. Ft. (50% male / 50% female), equipped with handicapped-accessible water closet & lavatory facilities, ceiling-hung metal toilet partitions, soap and napkin dispensers.
               (ii) Ceramic Tile Floors and wet walls; other walls painted.
               (iii)  Moisture resistant acoustical tile ceilings (8'-4 Ht).
               (iv) 3'-0 x 8'-0 Solid Core, Oak Veneer Doors in knock-down metal frames with push-pull hardware
               (v) Flourescent lighting & GFI electrical outlet
               (vi  Electric cabinet water heaters

     8. Fire Protection:
        ---------------
          (a) Fire protection standpipes are located at each stairwell with 2 1/2" hose valves for fireman's connection.
          (b) Risers are extended, at each floor, to hydraulically-designed sprinkler system at average density of one head per 225 square feet of rentable area.
          (c) Recessed, wall-mounted fire extinguisher cabinets are located at core area on each floor.

     9. Ceiling Systems:  (toilet rooms and related core areas)
        ----------------
          (a) Acoustical ceilings: 24" x 24" x 5/8" fissured acoustical ceiling tile (similar to Acoustone Tegular Minatone) set in 15/16" exposed metal suspension system, white grid.

     10. Gypsum Wallboard System (GWB):
         ------------------------------
          (a) Ceiling-high ,5/8" gypsum wallboard on 2 1/2" metal stud system (exterior building walls and core walls to be 5/8" gypsum wallboard on 1" furring), taped, spackled and sanded, ready to receive Tenant's application of paint or wall covering materials. Toilet rooms and core-area mechanical equipment rooms and shaftways to be full height insulated partition walls (gypsum wallboard in toilet rooms to be moisture-resistant); elevator shafts to be 2" gypsum core-wall.

          (b)  Exterior Windows:
               ----------------
               (i) Paint-grade wood or Plastic Laminate window sills (ii 2 1/2" solid vinyl vertical louver drapes

     11. Floor Covering systems:
         ----------------------
          (a) In Tenant spaces, concrete floors are scraped, leveled, flash-patched, sealed, ready to accept Tenant floor covering materials.
          (b) In finished floor areas: (elevator lobbies and related core areas)
               (i) Carpet in a color, texture and pattern to be coordinated with Tenant interior design, based on an installed allowance of $24.00 per square yard.
               (ii) 2 1/2" vinyl base (cove or straight) in all finished floor areas
          (c) Ceramic Tile to be installed in Toilet Rooms, based on an installed allowance of $ 7.50 / sf.
          (d) Atrium Floor will have 18" perimeter stone boundary with carpet infill. Allowances are $40 psf for stone and $3.50 psf for carpet.

     12. Elevator Lobbies:
         ----------------
          (a) Full-height gypsum wallboard partitions and core enclosures
          (b) 6'0 x 8'0 Solid Core Oak veneer double wood door, knock-down metal frames & lock set hardware systems at each office level.
          (c) Atrium Doors to exterior deck are narrow stile aluminum, hinged entry doors, factory painted finish with insulating tempered glass matching the building.
          (d) All paint will be polymix
          (e) Building Standard carpet and base
          (f) Millwork at elevator doors on 5% allowance
          (g) Ceilings and walls of GWB (standard)
          (h) Lighting and exit signage
          (i) Sprinkler heads
          (j)HVAC

     13. 3,000 sf  Cafeteria:
         -------------------
          (a) To be constructed by Landlord in accordance with Cafeteria Exhibit attached to this Exhibit B
          (b) HVAC exhaust will maintain area in negative pressure

     14. 2,000 sf  Fitness Center:  to be completed by Landlord in accordance
         ------------------------
         with the Fitness Layout Plan dated __________, 1998, including:
          (a) Men's and Women's washroom facilities w/ fiberglass shower enclosures, and day lockers.
          (b) Exercise Room; building standard finishes, carpet, acoustical ceiling tile, painted gypsum wallboard.
          (c) HVAC exhaust will maintain area in negative pressure

     15. Data Communication & Telephone Systems:
         --------------------------------------
          (a) Telephone service is provided to street level building telephone room with empty vertical conduit to telephone closet in core area on each floor plus two empty vertical conduits from each telephone closet to roof antenna-placement area.
          (b) All data, communication, telephone and related system installation within building are by Tenant.

     16. Site Development:
         -----------------
          (a) Trash Compactor/Dumpster; 20 yard capacity

     17. Life Safety Systems:
         -------------------
          (a) ADA-compliant (visual and auditory) evacuation/fire alarm and instruction systems

     18. Emergency Exit Stairways:
         -------------------------
          (a) For office occupancy under all applicable terms and conditions of the MSBC.
          (b) Based on single-tenant, full-floor occupancy
          (c) Design occupancy classification: (S2) Parking, (B) Business
          (d) Concrete-filled, painted metal pan stairway systems with full-height GWB enclosing walls and self-closing, fire-rated exit doors on each floor, 3' 4" x 8' 0" at office levels, 3' 4" x 7' 0" at garage levels, including:
               (i) Exitway signage and emergency lighting fixtures
               (ii)  Painted metal stairs and handrails
               (iii)  Painted interior enclosure walls

     19. Signage:
         --------
          (a) Allowance of $15,000 for exterior building sign and interior building directory.
          (b) Designed to mutual satisfaction of Tenant and Landlord.
          (c) In conformance with City of Waltham dimensional bylaws

     20. Security:
         ---------
          (a) Programmable Card Access to garage, exterior entry/exit doors, parking garage elevator lobbies, elevator cab operations to be designed in close coordination with Tenant's security consultant at a level of service consistent with systems typically found in first class office buildings on Route 128, including:
               (i) Access (security card) control system at 10 exterior building access doors to be specified.
               (ii) Landlord will incur the cost of the system as part of the Base Building or, at Landlord's option, provide an allowance therefore in an amount not to exceed $30,000.

     21. Parking:
         --------
          (a) Parking for the building is provided at a ratio of 3.3 per thousand square feet of rentable square feet (not to exceed 660 spaces) in a facility that is shared with occupants of 40 Second Avenue. Landlord shall use reasonable efforts to segregate parking for 40 Second Avenue by installing informational or directional signage (but Landlord shall have no duty to construct or install separate entrances or barricades, or to police or enforce any restrictions in such signage).

                            WALTHAM CORPORATE CENTER
                            ------------------------

Floor Plate and Background Drawings:
     Plans A-106 through A-109; 4/23/98 (Before full height freight elevator) Freight Elevator Configuration Sketches: 4-23-98 (8 1/2" x 11")
Civil/Site Design Documents:
     Request for Determination of Applicability Set; Nov. 3, 1997, Rev. Nov. 13, 1997, Plans C-100 through C-102 and C-200 through C-202.
     Civil/Site; Issued for Phase I Bids Set; Dec. 29, 1997, Rev. Apr. 13, 1998 Plans C-100 through C-104

                    Detailed Base Building Design Documents
                    ---------------------------------------

                 GMP Bid Set: 4-22-98 (unless otherwise noted)
                 ---------------------------------------------


COVER     DRAWING LIST, CODE ANALYSIS, ABBREVIATIONS, NOTES (A-000)

SITE
-----
C-100   SITE PREPARATION PLAN; Dec. 29, 1997, Rev. 4-13-98
C-101   UNDERGROUND UTILITIES PLAN, April 13, 1998
C-102   GRADING & DRAINAGE PLAN, April 13, 1998
C-103   SITE UTILITIES DETAILS, April 13, 1998
C-104   SITE PREP. DETAILS, April 13, 1998
        TOPOGRAPHIC PLAN, Nov. 21, 1997

ARCHITECTURAL
-------------
    AD-101         LEVEL P-2 DEMOLITION PLAN
    A-101          LEVEL P-1 PARKING PLAN
    A-102          LEVEL P-2 PARKING PLAN
    A-103          LEVEL P-3 PARKING PLAN
    A-104          LEVEL P-4 PARKING PLAN
    A-105          LEVEL P-5 PLAN
    A-106          LEVEL L-1 OFFICE PLAN
    A-107          LEVEL L-2 OFFICE PLAN
    A-108          LEVEL L-3 OFFICE PLAN
    A-109          LEVEL L-4 OFFICE PLAN
    A-110          ROOF PLAN
    A-121          REFLECTED CEILING PLAN/LEVEL P-1
    A-122          REFLECTED CEILING PLAN/LEVEL P-2
    A-123          REFLECTED CEILING PLAN/LEVEL P-3
    A-124          REFLECTED CEILING PLAN/LEVEL P-4
    A-125          REFLECTED CEILING PLAN/LEVEL P-5
    A-200          EXTERIOR ELEVATIONS
    A-201          EXTERIOR ELEVATIONS
    A-202          EXTERIOR ELEVATIONS
    A-203          EXTERIOR ELEVATIONS

    A-300          WALL SECTIONS
    A-301          WALL SECTIONS
    A-400          ENLARGED CORE PLANS
    A-401          ENLARGED CORE PLANS
    A-402          ENLARGED CORE PLANS
    A-403          ENLARGED CORE PLANS
    A-404          ENLARGED CORE PLANS
    A-405          EAST FACADE PLANS
    A-406          ENLARGED ATRIUM PLAN
    A-441          STAIR PLANS
    A-442          STAIR PLAN
    A-444          STAIR SECTION/PLAN
    A-445          STAIR PLANS
    A-446          STAIR SECTION/PLAN
    A-500          EXTERIOR DETAILS
    A-501          EXTERIOR DETAILS
    A-502          EXTERIOR DETAILS
    A-503          EXTERIOR DETAILS
    A-504          EXTERIOR DETAILS
    A-505          EXTERIOR DETAILS
    A-600          DOOR ELEVATIONS & DETAILS
    A-700          WINDOW TYPES & DETAILS
    A-900          INTERIOR DETAILS

STRUCTURAL: (April 16, 1998 Set)
--------------------------------
    S-001          GENERAL NOTES AND TYPICAL DETAILS
    S-002          TYPICAL DETAILS
    S-003          TYPICAL DETAILS
    S-101          LEVEL P-1 PARKING PLAN
    S-102          LEVEL P-2 PARKING PLAN
    S-103          LEVEL P-3 PARKING PLAN
    S-104          LEVEL P-4 PARKING PLAN
    S-105          LEVEL P-5 PARKING/OFFICE PLAN
    S-106          LEVEL 2 OFFICE PLAN
    S-107          LEVEL 3 OFFICE PLAN
    S-108          LEVEL 4 OFFICE PLAN
    S-109          LEVEL 5 OFFICE PLAN
    S-110          ROOF PLAN
    S-201          BEAM, FOOTING, WALL REINFORCING SCHEDULE & DETAILS
    S-202          SLAB DETAILS
    S-301          COLUMN SCHEDULE
    S-302          COLUMN SCHEDULE
    S-303          COLUMN SCHEDULE AND DETAILS
    S-401          SECTIONS
    S-402          SECTIONS

HVAC
----
    M-1            HVAC SCHEDULE SHEET #1
    M-2            HVAC SCHEDULE SHEET #2
    M-3            HVAC FLOOR PLAN PARKING LEVEL P-1
    M-4            HVAC FLOOR PLAN PARKING LEVEL P-2
    M-5            HVAC FLOOR PLAN PARKING LEVEL P-3
    M-6            HVAC FLOOR PLAN PARKING LEVEL P-4
    M-7            HVAC FLOOR PLAN PARKING P-5
    M-8            HVAC FLOOR PLAN OFFICE L-1
    M-9            HVAC FLOOR PLAN OFFICE L-2
    M-10           HVAC FLOOR PLAN OFFICE L-3
    M-11           HVAC FLOOR PLAN OFFICE L-4
    M-12           HVAC ROOF/PENTHOUSE PLAN
    M-13           HVAC AIR RISER DIAGRAM SHEET #1
    M-14           HVAC AIR RISER DIAGRAM SHEET #2
    M-15           HVAC DETAIL SHEET #1
    M-16           HVAC DETAIL SHEET #2

ELECTRICAL
----------
    E-1            SYMBOL LIST
    E-2            LEVEL P-1 PARKING POWER & LIGHTING PLAN
    E-3            LEVEL P-2 PARKING POWER & LIGHTING PLAN
    E-4            LEVEL P-3 PARKING POWER & LIGHTING PLAN
    E-5            LEVEL P-4 PARKING POWER & LIGHTING PLAN
    E-6            LEVEL P-5 PARKING POWER & LIGHTING PLAN
    E-7            LEVEL 1 OFFICE PLAN
    E-8            LEVEL 2 OFFICE PLAN
    E-9            LEVEL 3 OFFICE PLAN
    E-10           LEVEL 4 OFFICE PLAN
    E-11           ROOF PLAN
    E-12           DETAILS SHEET #1
    E-13           DETAILS SHEET #2
    E-14           PANELBOARDS SCHEDULES
    E-15           LIGHTING FIXTURE LIST
    E-21           ELECTRICAL RISER DIAGRAM
    E-22           ENLARGED PARTIAL PLANS

PLUMBING
--------
    P-1            PLUMBING PARKING PLAN P-1
    P-2            PLUMBING PARKING PLAN P-2
    P-3            PLUMBING PARKING PLAN P-3
    P-4            PLUMBING PARKING PLAN P-4
    P-5            PLUMBING FLOOR PLAN LEVEL P-5
    P-6            PLUMBING FLOOR PLAN OFFICE LEVEL 1
    P-7            PLUMBING FLOOR PLAN OFFICE LEVEL 2

    P-8            PLUMBING FLOOR PLAN OFFICE LEVEL 3
    P-9            PLUMBING FLOOR PLAN OFFICE LEVEL 4
    P-10           PLUMBING ROOF PLAN
    P-11           PLUMBING LEGEND, SCHEDULE & DETAILS
    P-13           PLUMBING SANITARY RISER DIAGRAM
    P-14           PLUMBING WATER RISER DIAGRAM
    P-15           PLUMBING RWL RISER DIAGRAM

FIRE PROTECTION
---------------
    SP-1           LEVEL P-1 PARKING SPRINKLER PLAN
    SP-2           LEVEL P-2 PARKING SPRINKLER PLAN
    SP-3           LEVEL P-3 PARKING SPRINKLER PLAN
    SP-4           LEVEL P-4 PARKING SPRINKLER PLAN
    SP-5           LEVEL P-5 OFFICE SPRINKLER PLAN
    SP-6           LEVEL 1 OFFICE SPRINKLER PLAN
    SP-7           LEVEL 2 OFFICE SPRINKLER PLAN
    SP-8           LEVEL 3 OFFICE SPRINKLER PLAN
    SP-9           LEVEL 4 OFFICE SPRINKLER PLAN
    SP-10          ROOF SPRINKLER PLAN
    SP-11          RISER SCHEDULES, DETAILS

                               CAFETERIA EXHIBIT

FOOD PREPARATION CAPABILITIES

A. A 1,200 square foot kitchen and servery utilizing disposable plates and utensils, sufficient for the following types of food to be served:

     .    Hot dogs
     .    Hamburgers (char grilled)
     .    French fries
     .    Salads
     .    Sandwiches (with a deli case)
     .    Two (2) hot entree with a four bay serving line
     .    Desserts with a refrigerated section
     .    Beverages (hot and cold)
     .    Soup with two tureens

B. Tables to be 36" x 36" plastic laminate top with wood edge. On metal "X" base. Mfg -Howe or equal

C. Chairs to be stacking, armless, bentwood or upholstered seat with sled base. Mfg - Thonet or equal.

D. Kitchen to be equipped as per attached 6/25/98 equipment list of Aram J. Pothier Group, Incorporated or equivalent.

                                   EXHIBIT C

                                  Work Letter


     This Work Letter is attached to and made are part of a Lease Agreement dated as of June 30, 1998 (the "Lease"), by and between WALTHAM 60/10 LLC ("Landlord") and RENAISSANCE WORLDWIDE, INC. ("Tenant").

     1. Definitions.  All capitalized terms used in this Work Letter without
        -----------
     definition will have the meanings set forth for such terms in the Lease.

     2. Completion Schedule.  Attached hereto as Schedule No. 1 is a schedule
        -------------------
     (the "Work Schedule") setting forth a timetable for the planning and completion of the installation of the Leasehold Improvements to be constructed in the Premises and the targeted Commencement Date for the Term of the Lease. The Work Schedule is intended to set forth each of the various items of work to be done by or approval to be given by Landlord and Tenant in connection with the completion of the Leasehold Improvements. Such Work Schedule will be the basis for completing the Tenant Improvement work.

     3. Leasehold Improvements.  The term "Leasehold Improvements" means all
        ----------------------
     leasehold improvements, installations and other work, with the exception of the Base Building, to be completed in the Premises by Landlord for Tenant pursuant to the Leasehold Improvements Plans described in paragraph 5 below, including, but not limited to, partitioning, doors, ceilings, floor coverings, wall finishes, electrical (including lighting, switching, outlets, etc.), plumbing, heating, ventilating and air conditioning and fire protection.

     4. Program Information; Leasehold Improvements Design Documents.  Landlord
        ------------------------------------------------------------
     has delivered to Tenant the Preliminary Plans, Floor Plate and Background Drawings, the Civil/Site Design Documents, the Detailed Base Building Design Documents, the Base Building Cafeteria, Fitness and Patio Layout Plan, the Base Building Construction Documents and the other documents for the Base Building described on Exhibit B attached to the Lease, for use by
                                    ---------
     Tenant in preparation of the design development documents for the Leasehold Improvements, which will consist of a space layout, and final and complete plans, details and other documents which fix dimensions and describe the size and character of the Leasehold Improvements to be constructed in the Premises, including all architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate to enable Landlord to prepare the Leasehold Improvement Plans and are sufficient to obtain preliminary pricing from subcontractors (the "Leasehold Improvements Design Documents"). Tenant will cause the Leasehold Improvements architect to prepare and deliver the Leasehold Improvements Design Documents consistent with the Preliminary Plans and the Base Building Plans to Landlord on or before August 14, 1998, for Landlord's review and approval. Each day after August 14, 1998 and to and including September 13, 1998 that Tenant has not delivered the Leasehold Improvements Design Documents to Landlord will be a day of Permitted Delay, but not a day of Tenant Delay. Each day after September 13, 1998 and until Tenant has delivered the Leasehold Improvements Design Documents to Landlord will be a day of Tenant's Delay. Within fifteen business days after receipt of the proposed Leasehold Improvements Design Documents, Landlord will either approve the same in writing or notify Tenant in writing of how the proposed Leasehold Improvements Design Documents is inconsistent with the Base Building Plans or the Preliminary Plans and how the Leasehold Improvements Design Documents must be changed in order to make it consistent with the Base Building Plans and the Preliminary Plans. Each day following the 15/th/ business day after the proposed Leasehold Improvements Design Documents is submitted to Landlord until Landlord approves it or delivers such notice of objections will be a day of Landlord's delay. Within fifteen business days after receipt of Landlord's notice of objections, Tenant will cause the Leasehold Improvements architect to prepare a revised Leasehold Improvements Design Documents according to such notice and submit the revised Leasehold Improvements Design Documents to Landlord . Each day after such date until Tenant has delivered the revised Leasehold Improvements Design Documents to Landlord will be a day of Tenant's Delay. Upon submittal to Landlord of the revised Leasehold Improvements Design Documents, and upon submittal of any further revisions, the procedures described above will be repeated until the Leasehold Improvements Design Documents is approved by Landlord.

     5. Leasehold Improvements Plans.  Within 60 days after the Leasehold
        ----------------------------
     Improvements Design Documents have been approved by Landlord, Tenant will cause the Leasehold Improvements architect to prepare construction plans and specifications for the Leasehold Improvements based on the approved Leasehold Improvements Design Documents (the "Leasehold Improvements Plans") and submit same to Landlord for review and approval pursuant to this paragraph. Within five business days after receipt of the proposed Leasehold Improvements Plans, Landlord will either approve the same in writing or notify Tenant in writing of how the proposed Leasehold Improvements Plans are inconsistent with the Leasehold Improvements Design Documents and how the Leasehold Improvements Plans must be changed in order to make them consistent with the Leasehold Improvements Design Documents. If Landlord fails to approve or deliver its objections to the proposed Leasehold Improvements Plans within five business days after delivery by Tenant, Landlord will be deemed to have approved the Tenant Improvements Plans. After receipt of Landlord's notice of objections, Tenant will cause the Leasehold Improvements architect to prepare revised Leasehold Improvements Plans according to such notice and submit the revised Leasehold Improvements Plans to Landlord. Upon submittal to Landlord of the revised Leasehold Improvements Plans and upon submittal of any further revisions, the procedures described above will be repeated until the Leasehold Improvements Plans are approved by Landlord. After final approval (or deemed approval) by Landlord and Tenant, all further changes to the Leasehold Improvements Plans may be made in accordance with Section
     3.8 of the Lease. Tenant will not be charged any fee by Landlord for Landlord's review of the

     Leasehold Improvements Design Documents or the Leasehold Improvements (it being acknowledged that the fees of the Leasehold Improvements architect shall be included as part of Tenant's Cost).

     6. Tenant's Cost Proposal.  Within 15 business days after the approval of
        ----------------------
     the Leasehold Improvements Plans by both Landlord and Tenant, Landlord will provide to Tenant the names of experienced, qualified and reputable subcontractors and suppliers to whom Landlord or Landlord's general contractor will submit requests for bids to perform all or a portion of the Leasehold Improvements, as subcontractors to ADP Marshall Inc. Tenant shall submit a list of any additional experienced, qualified and reputable subcontractors and suppliers who are union contractors and to whom Tenant wants bid packages sent. If Tenant fails to deliver such list of subcontractors or suppliers within the fifth business day after delivery of Landlord's list of proposed contractors and subcontractors, Tenant shall be deemed to have approved Landlord's list. Within thirty days after receipt by Landlord of Tenant's list of additional subcontractors, Landlord will obtain bids for the Leasehold Improvements and Landlord, Tenant and Landlord's general contractor shall meet together to review all bids submitted and to select the best reasonable price for the Leasehold Improvements. On the basis of such review, within 10 days after the review by Landlord and Tenant of the bids, Landlord shall (i) prepare a proposed budget for all items to be included in Tenant's Cost ("Tenant's Cost Proposal"); and (ii) submit a written breakdown of all bids selected and Tenant's Cost Proposal to Tenant for Tenant's review and approval. Tenant, at Tenant's option, may either approve Tenant's Cost proposal in writing or elect to eliminate or revise one or more items of Leasehold Improvements shown on the Leasehold Improvements Plans and then approve in writing the modified Tenant's Cost Proposal (based on the revised Leasehold Improvements Plans). Tenant's modifications may include, without limitation, the selection of another subcontractor (one of the bidders).
     If Tenant fails to approve or deliver its objection to the Tenant's Cost Proposal within the 5/th/ business day after delivery by Landlord, Tenant shall be deemed to have approved Tenant's Cost Proposal.

     7. Construction of Leasehold Improvements.  After the Leasehold
        --------------------------------------
     Improvements Plans have been prepared and approved and Tenant has approved Tenant's Cost Proposal, Landlord will engage the general contractor to obtain all applicable building permits and cause the Leasehold Improvements to be constructed or installed in the Base Building in a good and workmanlike manner and according to the Leasehold Improvements Plans and all applicable Laws. Landlord will require that such contractor use commercially reasonable efforts to secure substantial completion of the work in accordance with Work Schedule. The cost of such work will be paid as provided in Paragraph 8 hereof.

     8. Payment of Cost of the Leasehold Improvements.
        ---------------------------------------------

          (a) Landlord hereby grants to Tenant an allowance (the "Leasehold Improvements Allowance") of $29.00 per square foot of Rentable Area of the Premises, or, subject to adjustment pursuant to Section 3.10 of the Lease, a total of $5,800,000. Such Leasehold Improvements Allowance may be used for items including but not limited to the following:

               (i) Payment of the cost of preparing the Leasehold Improvements Design Documents and the Leasehold Improvements Plans.

               (ii) The payment of plan check, permit, inspection and license fees and cost relating to construction of the Leasehold Improvements.

               (iii) Construction of the Leasehold Improvements in their
                     entirety, including, without limitation, the following:

                    (1) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, mill-work and similar items.

                    (2) All electrical wiring, lighting fixtures, outlet switches, and other electrical work to be installed within the Premises.

                    (3) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air condition systems within the Premises.

                    (4) Any additional Tenant requirements including, but not limited to odor control, special heating, ventilation and air conditioning, noise or other special systems.

                    (5) All plumbing, fixtures, pipes and accessories to be installed within the Premises.

                    (6)  Testing and inspection costs.

          Except as otherwise set forth in this Work Letter, the Leasehold Improvements Allowance will be disbursed by Landlord and applied as payment toward the installation of all Leasehold Improvements and costs of planning, design and miscellaneous fees associated therewith.

          (b) Tenant will be responsible for payment of the amount, if any, by which Tenant's Cost exceeds the Leasehold Improvements Allowance ("Tenant's Excess Cost") which amount shall be applied to the Leasehold Improvements cost before payment of any portion of the Leasehold Improvements Allowance. Tenant will pay the amount of Tenant's Excess Cost to Landlord in monthly progress payments due within five business days after receipt by Tenant of Landlord's invoice therefor, accompanied by reasonable backup such as copies of an itemized draw request from Landlord's general contractor and a statement of Tenant's architect or other evidence reasonably satisfactory to Tenant that the work reflected on the submitted invoices has been completed and the materials reflected on the submitted invoices have been delivered to the Premises. Each payment by Tenant will be in the amount of Landlord's invoice, less the retainage, if any, in the Landlord's contract with the general contractor with respect to such work. Final payment of such retainage will be due within 30 days after the occurrence of the Commencement Date. Upon the payment or retainage by Tenant of the entirety of the Tenant's Excess Cost in accordance with the foregoing provisions of this subparagraph, Landlord shall thereafter apply the Landlord Improvements Allowance to Tenant's Costs as the same become due.

          (c) In the event that after the Leasehold Improvements Plans have been prepared and Tenant's Cost Proposal has been approved by Tenant, Tenant requires any change, addition or alteration in the approved Leasehold Improvements Plans, Tenant will prepare plans and specifications with respect to such change, addition or alteration and submit the plans to Landlord for approval. Within ten business days after the submission of the plans and specifications, Landlord will prepare and deliver to Tenant a Change Order in accordance with the provisions of Section 3.8 of the Lease.

          (d) In the event that the cost of the Leasehold Improvements increases over that set forth in Tenant's Cost Proposal due to the requirements of any governmental agency, Tenant will pay Landlord the amount of any such increase in the manner set forth in Paragraph 8(b) above.

          (e) Any unused portion of the Leasehold Improvements Allowance will not be paid in cash to Tenant or by a credit against Rent, but shall remain available to Tenant, without interest, to reimburse Tenant for the cost of Alterations to the Premises during the Term.

          (f) Landlord will bear the following costs relating to the Leasehold Improvements and the Base Building work and none other, except as provided herein

               (i)   Design and construction of the Base Building.

               (ii) Costs associated with the use of the freight elevator during construction of the Leasehold Improvements and subsequent move-in.

               (iii) Premiums or other incremental portion thereof for insurance policies procured by Landlord and applicable to periods of time prior to the Commencement Date.

               (iv) Costs associated with bonding of any subcontractors and/or vendors if imposed by Landlord or its agents.

               (v) Electric consumption during construction of the Leasehold Improvements.

     9.   Accounting Records.
          ------------------

          (a) Landlord will keep full and detailed accounts and will exercise such controls as may be necessary for the proper financial management of the Leasehold Improvements. Landlord's accounting and control systems will be satisfactory to the Tenant. Tenant and Tenant's Representative will be afforded access to Landlord's records, books, correspondence, instructions, drawings, receipts, invoices, agreements vouchers and other data relating to the Leasehold Improvements for the purpose of reviewing, auditing and/or copying such material when reasonably requested by Tenant.

          (b) Landlord will require the selected general contractor to, not less than on a monthly basis, deliver to the Tenant a statement showing in complete detail (itemized by contractor, subcontractor, vendor, consultants, etc.) all monies paid out or costs incurred by the Landlord in connection with the Leasehold Improvements, as well as all executed Change Orders, during the period commencing on the first day of each month preceding the current month and ending on the last day of said proceeding month, together with such supporting documentation as may be reasonably required by Tenant.

     10. Substantial Completion and Rent Commencement Date.  The commencement of
         -------------------------------------------------
     the Term of the Lease and Tenant's obligation for the payment of Rent under the Lease will commence as provided in the Lease.

                                 Schedule No. 1



                                 Work Schedule
                                 -------------


        Responsible Party  Abbreviations:
        -----------------  ----------------------
        "T" = Tenant       "TI" Leasehold Improvements
        "LL" = Landlord    "BB" Base Building

Plan Description                        Responsible   Date Due          Status
                                        Party
Floor Plate and Background              LL            4/24/98          Issued and
 Drawings to T                                                         approved
                                                                       by Tenant
Civil/Site Design Documents to          LL            4/24/98          Issued and
 Tenant                                                                approved
                                                                       by Tenant
Detailed BB Design Documents to         LL            4/24/98          Issued and
 Tenant                                                                approved
                                                                       by Tenant
BB Cafeteria, Fitness and Patio         LL            5/22/98          Issued and
 layout plan to T                                                      approved
                                                                       by Tenant
Complete BB Construction                LL            6/22/98          Issued by
 Documents                                                             Landlord;
                                                                       not approved by
                                                                       Tenant

BB Materials Presentation to T          LL            7/15/98

Leasehold Improvements Design           T             8/14/98
 Documents to LL

BB Interior Finishes Presentation to    LL            8/15/98
 T

Leasehold Improvement Plans to LL       T             60 days after
                                                      approval by
                                                      LL of
                                                      Leasehold
                                                      Improvement
                                                      Design
                                                      Documents

Plan Description                        Responsible   Date Due          Status
                                        Party
Subcontractor List to T                 LL           15 business
                                                     days after
                                                     approval by
                                                     LL of
                                                     Leasehold
                                                     Improvement
                                                     Plans

Receipt of bids by LL for Leasehold     LL           30 days after
 Improvements and Meeting with T                     delivery by T
 and GC                                              of additional
                                                     subcontractors,
                                                     if any

Tenant's Cost Proposal to T             LL           10 days after
                                                     review by LL
                                                     and T of bids

Commence Tenant Improvement             LL           30 days after
 Construction                                        acceptance of
                                                     bids by LL

Punchlist Completed                     LL           6/18/99

Projected Lease Commencement            LL           6/30/99
 Date

                                   EXHIBIT D
                                   ---------

                             JANITORIAL STANDARDS
                             --------------------


GENERAL CLEANING SERVICES
-------------------------

NIGHTLY OFFICES (Monday through Friday, inclusive, Holidays excepted)
---------------

1.   Empty and damp clean ashtrays
2. Empty waste baskets and remove trash (with the exception of those waste receptacles and containers used for medical waste, which shall be emptied and the trash disposed of by Tenant)
3.   Vacuum all carpeting
4.   Spot clean doors, walls and light switches, entrance door and glass


WEEKLY OFFICES
--------------

1.   Dust and wipe clean all office furniture, woodwork and basewalls
2.   Vacuum all carpet edges


MONTHLY OFFICES
---------------

1.   Dust all window blinds
2.   Dust tops of all files
3.   Dust all ceiling diffusers


NIGHTLY LAVATORIES
------------------

1. Wash toilet seats, bowls, urinals and basins with approved germicidal detergent
2.   Sweep and wash floor with approved germicidal detergent
3. Clean all mirrors, shelves and bright work etc. including flushometer and receptacles
4.   Spot clean doors, partitions and wall
5.   Dust window sills
6.   Remove wastepapers
7.   Refill tissue holders, soap dispensers and towel dispensers

*SUPPLIES TO BE FURNISHED BY OWNER


MONTHLY LAVATORIES
------------------

1.   Wash all partitions and walls
2.   Clean all exhaust fan grills


QUARTERLY LAVATORIES
--------------------

1.   Machine scrub all flooring


NIGHTLY STAIRWELL AND CORRIDORS
-------------------------------

1.   Vacuum all carpeting
2.   Sweep and damp mop all flooring
3.   Dust all railings, edges and window sills
4.   Empty and clean all ashtrays
5.   Spot wash all walls
6.   Wash basement stairs and corridor


WEEKLY STAIRWELL AND CORRIDORS
------------------------------

1.   Wash all stairs
2.   Corner vacuum all carpeting


NIGHTLY LOBBY
-------------

1.   Vacuum all carpet
2.   Vacuum at all entrance doors
3.   Wet mop rear entrance lobby floor
4.   Empty and clean ashtrays
5.   Spot clean walls and base
6.   Clean all entrance glass and doors
7.   Sweep all entrance steps

WEEKLY LOBBY
------------

1.   Dust directory and plaques


NIGHTLY ELEVATORS
-----------------

1.   Vacuum carpets
2.   Clean walls
3.   Clean stainless steel in and outside of elevators with approved cleaner
4.   Remove trash from ceiling grill


WEEKLY ELEVATORS
----------------

1.   Vacuum all elevator tracks
2.   Dust ceiling fans


MONTHLY ELEVATORS
-----------------

1.   Dust ceiling grills


NIGHTLY LAB AREA
----------------

1.   Sweep
2.   Damp mop
3.   Empty trash


SNOW REMOVAL
------------

1. After a 2" or greater snowfall, the snow will be removed from walkways, driveways, parking areas and steps.
2. In cases of ice storms or other icy conditions, sand or other de-icing material shall be applied as necessary to walkways, driveways, parking areas and steps.

                                   EXHIBIT E

                             Existing Encumbrances



1.   Real estate taxes and municipal charges not yet due and payable.

2. Drainage Easement twenty feet wide extending from the Southwesterly corner of the premises in a southerly direction created in a Deed duly recorded with the Middlesex Southern District Registry of Deeds (the "Registry") in Book 12387, Page 314.

3. Notification of Non-Significance filed by Waltham Conservation Commission on September 24, 1992 with the Registry in Book 22426, Page 137.

4. The following matters disclosed by that certain Plan entitled "ALTA/ASCM Land Title Survey Plan of Land in Waltham, Mass. (Middlesex County) Prepared For: The Beal Companies" dated August 29, 1997:

     (a) rip-rap swale encroaches over southeasterly boundary
     (b) concrete and bituminous walks along Second Avenue encroach onto premises
     (c) guy wire encroaches

5. Order by the Land Court (Misc. Case No. 128509) for the issuance of a Special Permit as set forth in an instrument recorded with the Registry in Book 20433, Page 311, as affected by Orders by City of Waltham City Council recorded with the Registry in Book 24557, page 61 and Book 25336, Page 119.

6. Superseding Order of Conditions filed by Commonwealth of Massachusetts on November 13, 1992 with the Registry in Book 22613, Page 209, as affected by Certificate of Compliance recorded with the Registry in Book 23709 Page 251.

7. Planning Board Covenants as set forth in an instrument recorded with the Registry in Book 20390, Page 154, as affected by Covenant Release to Lots A, B and C on plan recorded with the Registry in Book 20390, Page 153 and Release recorded with the Registry in Book 22408, Page 397.

                                   Exhibit F

                             Sublease Requirements


     The terms of the Sublease with Massachusetts General Physicians Organization, Inc. ("MGP"), as provided in Section 9.2, are as follows:


Sublandlord:        Renaissance Worldwide, Inc.

Subtenant:          MGP

Area:               3,500 square feet on the first floor

Rent: Base rent of $22.00 per square foot of Rentable Area, plus subtenant's proportionate share of Operating Costs

Tenant Improvement
Allowance:          $23.00 to be paid by Sublandlord

Term:               Term ending ______________, 2005

Extension Option:   Two five year extension options (but not to exceed the
                    Term of the Lease) at base rent equal to 95% of the then fair market rent for the Premises.